Exhibit 10.18

ALL ABOARD FLORIDA

PREMISES LEASE AND USE AGREEMENT

FOR

ORLANDO INTERNATIONAL AIRPORT

BY AND BETWEEN
GREATER ORLANDO AVIATION AUTHORITY

AND

ALL ABOARD FLORIDA - OPERATIONS LLC

LIST OF EXHIBITS

Exhibit	Title

Exhibit A	Orlando International Airport Property
Exhibit B	Premises
Exhibit B-1	Platform
Exhibit C	Description of Rail Station Building
Exhibit D	Public Space Finishes
Exhibit E	Description of Authority’s Scope of Work
Exhibit F	Form of Subconcession Agreement
Exhibit G	Gross Receipts Report
Exhibit H	Subconcessionaire’s Gross Receipts Report
Exhibit I	Memorandum of Lease

-i-

PREMISES LEASE AND USE AGREEMENT

THIS PREMISES LEASE AND USE AGREEMENT (“Agreement”) is made and entered into this _________ day of ____________________, 2014 (the “Effective Date”) by and between the GREATER ORLANDO AVIATION AUTHORITY, an agency of the City of Orlando, Florida existing as an independent special district under the laws of the State of Florida, whose address is One Jeff Fuqua Boulevard, Orlando, Florida 32827-4399 (the “Authority”) and ALL ABOARD FLORIDA – OPERATIONS LLC, a Delaware limited liability company authorized to do business in Florida, whose address is 2855 LeJeune Road, 4th Floor, Coral Gables, Florida 33134 (“Rail Company”).

W I T N E S S E T H:

WHEREAS, pursuant to an agreement dated September 27, 1976, as amended, with the City of Orlando (hereinafter referred to as “City”), City Document Number 13260-1, the Authority controls, operates, and maintains an airport in Orange County, State of Florida, known as Orlando International Airport (hereinafter referred to as the “Airport”); and

WHEREAS, the Authority operates and maintains a Terminal Complex at the Airport, including a central landside building and satellite airside buildings, which contains facilities for basic passenger processing and related services and amenities; and

WHEREAS, the Authority is developing the first phase of the parking garage structure (the “Parking Garage”) and Automated People Mover (the “APM”) and APM Station (the “APM Station”) at the site of the South Airport APM Complex in order to meet projected demand at the North Terminal Complex; and

WHEREAS, the Rail Company is developing an inter-city commercial passenger rail connection from Miami to Orlando and wishes to utilize the Airport’s planned multi-modal transportation corridor and station as the terminal point in the Orlando area (the “Rail Project”);

WHEREAS, the intercity passenger railroad service to be operated will be a common carrier service and system, open to the public for transportation-related purposes and shall create a high speed rail system that fulfills an essential public purpose; and

WHEREAS, the parties believe that the Authority’s South Airport APM Complex development, the planned multi-modal transportation corridor which includes the APM and APM Station and the Rail Company’s Rail Project will complement the other and serve the important purpose of providing multiple transit modes at the Airport; and

WHEREAS, this Agreement will set forth the rights and obligations of the parties relating to the lease of a portion of the Rail Station Building (as hereinafter defined) to the Rail Company within the Airport; and

WHEREAS, the Authority will construct the Rail Station Building and the occupancy and rent by Rail Company shall commence as provided in this Agreement; and

WHEREAS, the Authority is simultaneously herewith entering into the Rail Line Easement Agreement with Rail Company whereby the Authority is granting an easement to Rail Company to construct and operate the Rail Project at the Airport; and

WHEREAS, the Authority is simultaneously herewith entering into the Vehicle Maintenance Facility Ground Lease Agreement with Rail Company whereby the Authority is leasing the Vehicle Maintenance Facility to Rail Company which will serve as the repair and maintenance facility for the entire Rail Project.

NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants hereinafter contained, the parties hereto do hereby agree as follows:

ARTICLE 1:
DEFINITIONS

The following words, terms and phrases wherever used in this Agreement shall for the purposes of this Agreement have the following meanings:

1.01      Affiliate of any person shall mean any other person directly or indirectly controlling or controlled by, or under direct or indirect common control with such specified person. For the purpose of this definition, “control”, when used with respect to any specified person means the power to direct the management and policies of such person directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.02      Agreement means this Premises Lease and Use Agreement by and between the Authority and Rail Company.

1.03      Airport means Orlando International Airport, owned by the City of Orlando and operated by the Authority, the current boundaries of which are more particularly shown in Exhibit “A” attached hereto and incorporated herein by this reference, including all real property easements or any other interest therein as well as all improvements and appurtenances thereto, structures, buildings, fixtures, and all tangible personal property or interest in any of the foregoing, now or hereafter owned leased or operated by the Authority. Exhibit “A” may be modified from time to time, and at any time, in the exclusive discretion of the Authority to reflect changes in the boundaries of the Airport. Any modified Exhibit “A” shall become part of this Agreement and replace any prior Exhibit “A”, without any further action of the parties hereto, upon delivery by Authority to the Rail Company of such modified Exhibit “A”.

1.04      Annual Rent or annual rent shall mean the annual rental payable to the Authority pursuant to Article 4.

1.05      Attorney’s Fees means reasonable attorneys’ fees and costs, including, without limitation, fees and charges for the services of paralegals or other personnel who operate for and under the supervision of attorneys and whose time is customarily charged to clients.

1.06      Authority means the Greater Orlando Aviation Authority, created pursuant to Chapter 57-1658, Special Laws of Florida 1957, as replaced by Chapter 98-492, Laws of Florida, as amended, as an agency of the City of Orlando, Florida existing for purposes of carrying out and exercising the obligations, rights and duties of such entity hereunder, its board and executive staff, as the context requires.

1.07      City shall mean the City of Orlando, Florida.

1.08      Concession Fee shall have the meaning set forth in Section 7.04. Concession Fee and Percentage Fee are synonymous.

1.09      Concession Premises shall have the meaning set forth in Section 7.01.

1.10      Display Advertising Concession Fee shall have the meaning set forth in Section 8.04.

1.11      Effective Date means the date of Escrow release pursuant to paragraph d. of the Escrow Provisions set forth in Exhibit “12” attached to the Rail Line Easement Agreement.

1.12      Event of Default shall have the meaning set forth in Section 12.01.

1.13      Executive Director means the Executive Director of the Authority, and shall include such person or persons as may from time to time be authorized in writing by the Authority or by the Executive Director or applicable law to act for the Executive Director with respect to any or all matters pertaining to this Agreement.

1.14      FAA means the Federal Aviation Administration, or its authorized successor(s).

1.15      Fair Market Value (FMV) shall have the same definition as defined by the FAA as follows: “the highest price estimated in terms of money that a property will bring if exposed for sale in the open market allowing a reasonable time to find a purchaser or tenant who buys or rents with knowledge of all the uses to which it is adapted and for which it is capable of being used. It is also frequently referred to as the price at which a willing seller would sell and a willing buyer buy, neither being under abnormal pressure. Fair Market Value will fluctuate based on the economic conditions of the area.”

1.16      Gambling means any form of game of chance regardless of its operator that is defined as Class II or Class III gaming in the Federal Indian Gaming Regulatory Act as of the date of this Agreement or any form of gambling added to the definition of Class II or Class III gaming in the future. Gambling shall also include any electronic gambling devices, simulated gambling devices, video lottery devices, internet sweepstakes devices, and any other form of electronic or electromechanical facsimiles of any game of chance, slot machine, or casino-style game, regardless of how such devices are defined under the Federal Indian Gaming Regulatory Act (“FIGRA”).

1.17      Gross Receipts means all receipts derived or earned by Rail Company, or any Affiliates of Rail Company, from all operations, leasing, managing and marketing on the Concession Premises including, but not limited to, the sale of all goods and services authorized to be sold pursuant to the terms and conditions of this Agreement made on or about, or otherwise originating from the Concession Premises, from any source whatsoever. Such Gross Receipts shall not include the following, provided that separate records are maintained by Rail Company for such deductions:

1.          The amount of any separately stated federal, state or local sales, use, excise or gross receipts taxes imposed upon the sale of merchandise or services at the Concession Premises and collected by Rail Company and remitted to the appropriate taxing authority;

2.          Credits or refunds to customers for items or services on the Concession Premises;

3.          Charges paid to Rail Company by its customers for the shipping, delivery, gift wrapping and mailing of purchased items but only to the extent of the actual costs thereof;

4.          Proceeds realized from the sale of trade fixtures, equipment or property which are not stock in trade and not in the ordinary course of business;

5.          Receipts in the form of refunds from or the value of merchandise, services, supplies or equipment returned to vendors, shippers, suppliers or manufacturers;

6.          Customary discounts given by Rail Company on sales of merchandise or services to Rail Company’s employees, if separately stated, and limited in amount to not more than one percent (1%) of monthly Gross Receipts;

7.          Exchange of merchandise between stores or warehouses owned by or affiliated with Rail Company;

8.          Proceeds from the sale of but not from the redemption of gift certificates or like vouchers; or

9.          The sale or transfer in bulk of the inventory of Rail Company to a purchaser of all or substantially all of the assets of Rail Company in a transaction not in the ordinary course of Rail Company’s business.

No deduction shall be made from Gross Receipts by reason of any credit loss sustained, bad checks, or financing discount that may be applicable by reason of the acceptance or use of credit cards or by reason of any other credit arrangements. If any charge customarily made by Rail Company for products authorized to be sold pursuant to the terms and conditions of the Agreement or other operations or businesses is not assessed, charged or collected, for any reason other than pursuant to a bona fide written marketing plan approved by the Executive Director (e.g., reasonable airport or airline employee discounts), then the amount of Rail Company’s customary charge therefore shall nevertheless be included in determining Gross Receipts. Rail Company’s Gross Receipts shall be computed and audited in accordance with the provisions of the Agreement. In the event of any conflict between the provisions of the Agreement and generally accepted accounting principles or generally accepted auditing standards, the provisions of the Agreement shall control, and the provisions of the Agreement shall not be limited by such accounting principles or audit standards per the provisions of this Agreement.

1.18       Improvement or Improvements means any item which is affixed to the Premises or affixed to any improvement thereto and which cannot be removed without material damage to the Premises or another improvement.

1.19       North Terminal Complex means collectively the central Landside building and satellite airside buildings, the hotel, all ancillary buildings and all the roadways on the Airport existing as of the Effective Date of this Agreement.

1.20       Operation and Use Agreement means the Operation and Use Agreement between the City of Orlando and the Greater Orlando Aviation Authority dated September 27, 1976 as amended from time to time.

1.21       Plans and Specifications means the design and engineering plans for the Rail Company’s build out of the Premises, as approved by the Authority.

1.22       Platform means that portion of the Rail Station Building more particularly described on Exhibit “B-l” attached hereto and incorporated herein by this reference, which contains the rail lines and the platform used to load and unload passengers and baggage from the Rail Company’s trains.

1.23       Premises means the areas of the Rail Station Building more particularly described on Exhibit “B” attached hereto and incorporated herein by this reference, which the Rail Company is granted the right to develop, lease, market and manage the rail service in accordance with the terms and conditions of this Agreement, together with any additional areas in the Rail Station Building in which the Rail Company may be granted such rights by the Executive Director from time to time. The Premises includes the Platform.

1.24       Public Space means all utility rooms, ductways, janitorial rooms and closets, stairways, hallways, hold room corridor, elevators, escalators, entrance-ways, public lobbies and areas, public toilet areas and other areas used for the operation, maintenance or security of the Rail Station Building, even if used solely by the Authority, as such may be designated from time to time as described herein. The Authority shall maintain all Public Space in the Rail Station Building in a manner comparable to the public spaces in the North Terminal Complex.

1.25       Rail Airport Fee means the fee paid to the Authority in return for the Authority granting the right to the Rail Company to engage in the business of operating inter-city commercial passenger rail to the Airport as set forth in the Rail Line Easement Agreement.

1.26       Rail Line Easement means that certain exclusive, non-perpetual easement granted by the Authority to the Rail Company over the Rail Line Easement Property (as defined in the Rail Line Easement), and associated platforms and structures within the Rail Station Building, for the operation and maintenance of same in connection with the Rail Company’s rail operations at the Airport.

1.27       Rail Line Easement Agreement means that certain agreement governing the rights and obligations of the Authority and Rail Company, or Affiliate, with respect to the Rail Line Easement.

1.28       Rail Station Building means that building at the Airport to be located, designed, engineered, permitted and constructed generally located as depicted on Exhibit “C”, attached hereto and incorporated herein by this reference, consisting of three (3) levels. Ground transportation to be located on the first floor; rail access, including the viaduct structure from embankment to embankment and platforms to be located on the second floor; and ticket counters, hold rooms and transfer space to the APM and garage to be located on the third floor.

1.29       Rail Transportation Business means that business operated by Rail Company at the Airport for the commercial transportation by rail of persons and baggage from Miami, Florida to Orlando, Florida, as such business may be expanded to other locations pursuant to the Rail Line Easement Agreement.

1.30       Rent Commencement Date shall have the meaning set forth in Article 2.

1.31       South Airport APM Complex means the planned APM and other rail related facilities to be constructed by the Authority to consist of infrastructure including a garage structure with at least approximately One Thousand Five Hundred (1,500) automobile spaces, roadways, and stormwater drainage to service said complex.

1.32       South Terminal Complex means the planned additional terminal building and facilities to be constructed by the Authority which will ultimately connect with the South Airport APM Complex and the North Terminal Complex.

1.33       Subconcessionaire means a person or entity with which Company enters into a written agreement approved in writing by the Authority, for use of space within the Premises for the construction and operation of a specialty retail concession from which merchandise and services will be sold.

1.34       Substantial Completion means the date on which the Authority’s architects and/or engineers certify any premises at the Airport to be substantially complete as to permit use and occupancy.

1.35       Term shall have the meaning set forth in Article 2 contained herein.

1.36       Termination Event of Default means an Event of Default under Section 12.01.1.

1.37       Terminal Complex means the North Terminal Complex and the South Terminal Complex combined.

1.38       TSA means the Transportation Security Administration of the Department of Homeland Security, or any successor.

1.39       Vehicle Maintenance Facility means that certain land at the Airport leased to Rail Company by the Authority for purposes set forth in the Vehicle Maintenance Facility Lease Agreement.

1.40     Vehicle Maintenance Facility Lease Agreement means that certain agreement governing the rights and obligations of the Authority and Rail Company, or Affiliate, with respect to the Vehicle Maintenance Facility.

Additional defined terms appear in other provisions of this Agreement and will have the respective meanings assigned to them.

ARTICLE 2:
TERM

This Agreement shall commence upon the Effective Date. Rail Company’s obligation to pay rent shall commence upon the later of (i) commencement of Rail Company’s revenue-generating Rail Transportation Business at the Airport following completion of the Improvements to be completed by Rail Company pursuant to Section 6.02 hereof, or (ii) the Authority’s Substantial Completion of the South Airport APM Complex (the “Rent Commencement Date”). The term of this Agreement shall expire on the date that is fifty (50) years from Rent Commencement Date (hereinafter referenced to as the “Term”), unless sooner terminated in accordance with the terms and provisions hereof. The obligation of Rail Company to begin operation of it Rail Transportation Business is estimated to commence as provided in the Master Timeline as provided in the Rail Line Easement Agreement; provided, however, Rail Company’s obligation to commence its Rail Transportation Business is conditioned upon the Authority causing (i) the completion of the Rail Station Building (including all punch list items), (ii) completion of the Platform, (iii) the completion of all access roads so that the Rail Station Building has legal ingress and egress, (iv) completion of the APM, and (v) the commencement of operations by the rental car facilities on the Airport serving the Rail Station Building. The obligation of Rail Company to pay amounts owed hereunder for its use of the Premises shall survive expiration or earlier termination until such amounts are paid in full. It is the intention of the Authority and Rail Company that on the date that Rail Company commences its Rail Transportation Business, that all construction work in connection with the Rail Station Building, the Improvements and all other ancillary improvements shall be one hundred percent (100%) completed with no punch list items or other unfinished or defective items and all ancillary services which serve the Rail Station Building (including, without limitation, rental car services, concessions, etc.) shall be fully operational so that passengers, customers, guests and others who enter the Rail Station experience a fully operational passenger rail station with all complementary amenities.

ARTICLE 3:
PREMISES

3.01     Premises.

1.          The Premises is to be approximately 35,000 square feet located on the first, second and third floor of the Rail Station Building, which includes hold rooms, ticket counters and back office, approximately 3,000 square feet on the first, second and third floor for baggage operations, and approximately 83,500 square feet of Platform on the second floor, all of which is more specifically depicted on Exhibit “B.”

2.          As of the Effective Date, the Premises depicted on Exhibit “B” is conceptual. Upon completion of the design for the Rail Station Building (which shall be accomplished by the parties working together in good faith acting reasonably and as contemplated in Section 5.01 below), the parties agree to substitute a revised Exhibit “B” to depict the Premises that will be constructed. Any changes to the Premises, except as set forth herein, shall be evidenced by an amendment to this Agreement.

3.          The Authority hereby leases and demises to Rail Company and Rail Company agrees to lease and accept from the Authority, the Premises. Upon Substantial Completion of the Rail Station Building, Rail Company shall accept the Premises “as is”, generally in the same condition in which such space or any part thereof will be provided, however, the Authority shall assign any warranties on the construction, materials, equipment and other personal property incorporated into the Rail Station Building which are applicable thereto or shall cooperate with Rail Company in order to make claims as necessary under any such warranties. Rail Company agrees that the Authority shall have no obligation to do any work on, or make any improvements to or with respect to the Premises or the condition thereof, unless otherwise specifically agreed to by the Authority.

4.          The Authority may, in its reasonable discretion, (i) make changes in the Airport boundaries, the categories of space (e.g. Public Space to rentable space) or the configuration or amount of space (but not the Premises unless agreed to by Rail Company), and (ii) identify new, destroyed, demolished, untenable, decommissioned or re-commissioned facilities or space. In any such event, or upon any change in Premises made hereunder or to the premises leased by any other party, the Authority may amend Exhibits “A” and/or “B”, as appropriate, and, upon notice to Rail Company, such amended Exhibit shall replace any previous corresponding exhibits and shall become a part of this Agreement; provided, however, that Rail Company’s Rail Transportation Business shall not be adversely affected in any material respect by any such changes.

5.          Rail Company and the Authority agree that it is important to maximize the efficiency of space leased and used in the Rail Station Building, while also adhering to reasonable standards and levels of customer service for the traveling public. Throughout the Term of this Agreement, Rail Company and the Authority will continue to monitor and evaluate operations in an effort to achieve a reasonable balance between efficient railroad operations and level of customer service for the traveling public. Should the Authority notify Rail Company of its concern with regards to potential customer service issues, Rail Company agrees to discuss with the Authority, and take reasonable action to address and alleviate, the customer service issues. The Authority acknowledges and agrees that on or before Rail Company commences its Rail Transportation Business, it shall cause (i) rental car facilities to be open and operating on the Airport, (ii) completion of the APM, and (iii) all access roads in order for the Rail Station Building to have legal ingress and egress to have been completed.

6.          Rail Company may satisfy temporary or seasonal needs for additional space within the Rail Station Building (i.e. a change in demand for space expected to be temporary caused by unusual or special circumstances) through the use of a Space/Use Agreement. Rental rates payable by Rail Company under the Space/Use Agreement for additional space within the Rail Station Building shall be at the per square foot rent herein effect under this Agreement. At any time during the term of any Space/Use Agreement, Rail Company may request that the space leased thereunder be added to this Agreement. The Authority may approve or deny this request in its reasonable discretion. If the Rail Company requests additional space outside the Rail Station it shall be handled in the same manner with applicable rent to be agreed upon between the parties.

3.02         Station Equipment. Rail station equipment shall not be provided or owned by the Authority. The installation of any and all rail station equipment is subject to the prior written consent of the Authority except that no consent is needed for the installation of any equipment for Rail Company’s Rail Transportation Business.

3.03        Employee & Guest Parking. The Authority agrees to designate an area of Phase 1 of the Parking Garage which will be a Rail Company-branded area for the Rail Company’s use for its passengers’ and employees’ convenience. The Authority staff will review the ridership study to be provided by the Rail Company to determine the initial number of spaces to be set aside for the Rail Company. All parking fees will be collected directly by the Authority. The parties will cooperate to install directional and wayfinding signage in the Parking Garage in connection with Rail Company’s designated area.

ARTICLE 4:
PAYMENT OF ANNUAL RENT AND OTHER CHARGES

4.01      Determination of Fair Market Rental Value. The initial Fair Market Value for the annual rental of the Premises is $73.58 sq. ft. for hold rooms, back office, and ticket counters, and $3.00 per sq. ft. for the Rail Platform, baggage makeup, baggage delivery and any other unconditioned space.

In the event the then Fair Market Value of the Premises has not been determined until after the date upon which the required adjustment is to become effective, the annual rent previously in effect shall continue until such Fair Market Value and the new annual rent is determined. Once determined, the new annual rent shall become effective, retroactive to the date upon which such adjustment was required, and within ten (10) days after the Rail Company has received notice of the new annual rent, Rail Company shall pay to the Authority any additional annual rent that is due and owing, if any. The rate making model is the same as used for determining rental rates for airlines at the North Terminal Complex with the exception that it does not include debt service.

4.02        Commencement of Rent and Payments. Payments of annual rent hereunder shall commence on the Rent Commencement Date. Commencing on the Rent Commencement Date, Rail Company shall make monthly payments of one-twelfth (1/12) of the total annual rent, as may be adjusted from time to time, for the Premises, without demand or invoice, on the first day of each month. Said rentals and charges shall be deemed delinquent if payment is not received by the fifteenth (15th) day of the month.

4.03        Change in Annual Rent. The initial determination of the annual rent shall be fixed for five (5) years commencing on the Rent Commencement Date. Thereafter, the Authority and Rail Company agree that, once every five (5) years the then current rate making model for airlines shall be applied, but shall not include debt service, miscellaneous direct reimbursements, airline equipment requirements, baggage system expenses, FIS requirements and available PFC Revenues to determine the Fair Market Value for conditioned space and unconditioned space. The rate making model uses a commercial compensatory ratemaking methodology in order to recover from the Rail Company its fairly allocated share of Airport costs in accordance with the U.S. Department of Transportation’s Policy Regarding Airport Rates and Charges. 61 Fed. Reg. 31994 (June 21, 1996) and other applicable law. The annual rent shall be adjusted for each such five (5) year period based on the then current rate making model but in no event shall the annual rent be reduced and shall not be increased by more than 35%.

4.04        Changes in Rates. Fees and Charges. Adjustments to rates for the annual rental shall apply without the necessity of formal amendment of this Agreement.

4.05        Sales, Use, Ad Valorem and Other Taxes. Rail Company shall be solely responsible for paying when due all applicable taxes, if any (including, without limitation, sales, use, ad valorem or leasehold intangibles taxes, if any are required to be paid), assessments (including , without limitation, stormwater utility charges) and impact fees levied against or in connection with the Premises, Rail Company’s leasehold interest therein, and any Improvements thereto, and shall pay when due all taxes and assessments levied against Rail Company’s personal property located on the Premises or otherwise arising out of Rail Company’s occupation, use of or operations on the Premises. In the event Rail Company fails to pay such taxes and assessments when due, Rail Company shall be obligated to pay all resulting interest and penalties on such delinquent taxes and assessments. To avoid delinquency, the Authority shall have the right, but not the obligation, to pay any such taxes or assessments on behalf of Rail Company and to collect the amount of such payment from Rail Company, together with interest assessed by any taxing authority having jurisdiction, as Additional Rent. If the Term of this Agreement expires or is earlier terminated prior to the close of the tax year for which any such tax is payable, or if the Term of this Agreement commences on a date other than the first day of such tax year, Rail Company shall be responsible for paying a percentage of the tax calculated by dividing the number of days that this Agreement was in effect during such tax year by the total number of days in such tax year. If this Agreement is in effect for a period less than any entire period for which an assessment other than a tax is imposed, Rail Company shall pay a percentage of the assessment calculated by dividing the number of days this Agreement was in effect during that assessment period by the total number of days in the assessment period.

4.06      Escrow Agreement. This Agreement is an Escrow Document to be held in Escrow by the Closing Agent, until satisfaction of each and every Escrow Condition as set forth in the Rail Line Easement Agreement. All capitalized terms in this section are defined in the Rail Line Easement Agreement.

ARTICLE 5:
RAIL STATION BUILDING DESIGN

5.01      Design Coordination.

1.    The Rail Station Building shall be designed, engineered and permitted by, and at the direction of, the Authority with funds from the State of Florida. The Authority is in receipt of funds to design the Rail Station Building (the “Design Funding”).

2.    The Authority and Rail Company shall meet as often as necessary to determine the scope of the Rail Station Building to be constructed, including but not limited to whether it is to be built in phases, how the connection from Rail Station Building to the APM Station will occur, design criteria common to all structures in rail corridor (e.g. third (3rd ) level great hall, clearance for first (1st) floor, etc.) and milestones for design completion of the Rail Station Building and APM Station and related infrastructure.

3.    The Authority shall provide its design plans and specifications to the Rail Company at thirty percent (30%), sixty percent (60%), ninety percent (90%) and one hundred percent (100%) completion for the Rail Company’s review and approval, which shall not be unreasonably withheld. Any comment must be provided with specificity and shall be submitted to the Authority within fifteen (15) business days of receipt of plans and specifications. If the comment relates to the Premises or impacts the Rail Project, the parties shall meet to resolve the comments to Rail Company’s reasonable satisfaction. Any comments from Rail Company regarding items that do not impact the Rail Project or the Premises are strictly informational and the Authority may choose, in its sole discretion, not to incorporate the same.

4.    The design shall be complete within one hundred eighty (180) days of the Effective Date.

ARTICLE 6:
IMPROVEMENTS

6.01      Alterations and Improvements by Rail Company. Pursuant to the terms set forth herein, Rail Company may construct and install, at Rail Company’s sole expense, such Improvements in its Premises as Rail Company deems to be necessary for its operations; provided, however, that the Plans and Specifications for such Improvements shall be approved by the Executive Director in writing prior to the commencement of any and all such construction or installation and that Rail Company complies with the reasonable requirements of the Authority in effect from time to time. Said approval shall not be unreasonably withheld, conditioned or delayed. No reduction or abatement of rentals, fees, and charges shall be allowed for any interference with Rail Company’s operations by such construction, except in the event of a Force Majeure Event (as hereinafter defined).

6.02      Improvements To Be Constructed By Rail Company.

1.   Rail Company shall be responsible for undertaking at its own cost and expense the installation of all Improvements, fixtures, furnishings, signage, trade fixtures and equipment necessary to conduct their operations at the Premises, including, but not limited to, all interior and exterior finishes, counter shelving, cabinets, display cases, air conditioning and heating ductwork and controls for air distribution within the Premises, lighting, communication and power fixtures, all wiring, accessories and panels required to bring power from the main electrical panel, and any water piping, control and drainage facilities (if the same are required for its operations on the Premises). Additionally, the Rail Company shall provide air handlers, variable volume controllers, fan coil, distribution ductwork, chilled water piping, etc., for heating and air conditioning throughout the Premises. Air handlers, and/or fan coils shall be controlled by space temperature sensors and microzone controllers (HVAC suppliers utilize microflow controllers) provided by the Rail Company tied to the building automation system that will be required by the Authority. The Rail Company shall at its expense provide the necessary hardware and installation to connect their electrical services to the Authority’s automation system. (Terminal units shall be controlled by Rail Company provided thermostats that are interlocked to close when the associated air handler is shut down). To ensure construction of first class facilities in the public areas of the Premises, the Rail Company agrees to utilize finishes that are comparable in quality and cost to the Public Space finishes installed by the Authority in the Rail Station Building, which Public Space finishes are described in Exhibit “D” attached hereto and incorporated herein by this reference. In addition, to avoid ambiguity between the base building and shell improvements being made by the Authority to the Rail Station Building and the Improvements that will be required to be made by Rail Company, Exhibit “E” attached hereto and incorporated herein by this reference sets forth a description of the base building and shell improvements being made by the Authority to the Rail Station Building.

2.    The Rail Company shall abide by the design criteria which has been provided to Rail Company (hereinafter referred to as “Tenant Design Criteria”). Upon reasonable prior notice, the Executive Director shall have the right at any time during the Term of this Agreement during normal business hours to enter the Premises to ensure that Rail Company’s operations conform to the Tenant Design Criteria. Promptly upon its receipt of written notice from the Executive Director that it has been determined that Rail Company’s display, design, or operations are not in compliance with the Tenant Design Criteria or the other provisions of the Agreement, the Rail Company shall make modifications necessary to achieve compliance; provided that if Rail Company disagrees with any such determination, the Authority and Rail Company shall meet in order to resolve any disagreements.

3.     The Rail Company shall construct, replace or remodel the Premises and install new fixtures and furnishings in accordance with the provisions of this Article 6.

a.          Any clocks exposed to public view shall be compatible with and be connected to the Authority’s master clock system, at Rail Company’s expense and with the prior written approval of the Executive Director.

b.          Any televisions located in the Premises must be enclosed in cabinetry without any exposed wiring and shall not face the public area outside of the Premises, except as may be approved by the Executive Director.

4.     Requirements and Procedures.

a.         Approval Required.

i.    All   Improvements   to   the   Premises,   including   any   Improvements constructed, installed or altered thereafter by the Rail Company and all furnishings, fixtures, signage, trade fixtures and equipment to be installed by the Rail Company on or in the Premises, and the Plans and Specifications therefor, must be in accordance with the Tenant Design Criteria and must have been submitted to and approved in writing by the Executive Director prior to construction, alteration or installation, such approval not to be unreasonably withheld, conditioned or delayed. In the case of signage, the size, location, text, material, and appearance thereof shall also be subject to such approval, such approval not to be unreasonably withheld, conditioned or delayed. Following approval by the Executive Director, such Improvements shall be made or altered, and such furnishings, fixtures, signage, trade fixtures and equipment shall be installed in accordance with such Plans and Specifications, subject to minor modifications required to be made due to field conditions and in accordance with all applicable statutes, ordinances, building and health codes, rules and regulations, the Tenant Design Criteria, the Airport Development Standards, and all applicable provisions of the Authority’s Policy and Procedures Manual as the same may be reasonably amended from time to time, each of which will be provided to Rail Company upon request.

5.    No Liens.

The Rail Company shall obtain all necessary licenses and permits to accomplish such work and the Rail Company hereby warrants to the Authority that all such Improvements installed by or on behalf of the Rail Company shall be free and clear of any claims, liens, and encumbrances and the Rail Company shall indemnify and save the Authority and the City harmless from and against any and all losses, damages and costs, including Attorneys’ Fees, with respect thereto. If any such claim or lien shall be filed against the Premises or any Improvements thereto or the Rail Company’s rights under this Agreement, the Rail Company shall, within thirty (30) days after notice of the filing thereof, cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise.

6.    Actions After Completion of Improvements.

Within ninety (90) days after completion of construction in each portion of the Premises, the Rail Company shall, at its expense, provide the Executive Director with record drawings showing the “as built” condition of all Improvements constructed by the Rail Company, as the case may be, on the Premises in both hard copy and electronic format reasonably acceptable to the Authority as outlined in the Tenant Design Criteria. The Rail Company shall further provide the Executive Director with such information and supporting documents pertaining to the cost and replacement value of the Improvements to the Premises as the Executive Director may from time to time request.

7.    Time Schedule Preparation and Approval of Plans and Specifications.

a.          Preliminary Plans and Specifications for all Improvements to be made to the Premises by the Rail Company shall be submitted to the Authority after the date of this Agreement in a reasonable time frame. Final Plans and Specifications for all Improvements shall be submitted to the Executive Director within a reasonable time frame after the Rail Company receives written notice from the Executive Director that the Executive Director has approved the preliminary Plans and Specifications therefor.  The Executive Director shall, within thirty (30) days after his receipt of preliminary or final Plans and Specifications, either approve or disapprove such Plans and Specifications so submitted, which approval shall not be unreasonably withheld, conditioned or delayed. The Executive Director’s right to reasonably approve or reject such plans and specifications shall extend to all matters relating thereto, including, without limitation, architectural, engineering, and aesthetic matters, and the Executive Director shall specifically have the right to reject any designs submitted and to require the Rail Company to resubmit designs and layout proposals until they meet his reasonable approval.

b.          In the event the Executive Director disapproves any portion of the preliminary or final Plans and Specifications, the Rail Company shall promptly submit necessary modifications and revisions thereof. No changes or alterations shall be made in said Plans or Specifications after approval by the Executive Director without the approval of such changes or alterations by the Executive Director. One copy of Plans and Specifications for all Improvements or subsequent alterations thereof shall, within fifteen (15) days after their approval by the Executive Director, be signed by the Rail Company and deposited with the Executive Director as an official record thereof.

c.          The Executive Director’s approval of any Plans and Specifications submitted by the Rail Company shall not constitute the assumption of any liability by the Executive Director or the Authority for the compliance or conformity of such Plans and Specifications with applicable building codes, zoning regulations and municipal, county, state and federal laws, ordinances and regulations, including, without limitation, the Americans with Disabilities Act or any accessibility guidelines promulgated thereunder, or for their accuracy or suitability for the Rail Company’s intended purpose, and the Rail Company, as the case may be, shall be solely responsible for such Plans and Specifications. The Executive Director’s approval of such Plans and Specifications shall not constitute a waiver of the Executive Director’s right thereafter to require the Rail Company, at their expense as the case may be, to amend the same so that they comply with applicable building codes, zoning regulations and municipal, county, state and federal laws, ordinances and regulations, and to make such construction changes as are necessary so that the completed work is in conformity with such amended Plans and Specifications.

8.    Completion of Improvements.

a.          Upon the Executive Director’s approval of the Rail Company’s Plans and Specifications and when authorized to occupy the Premises and proceed with construction of Improvements in accordance with the provisions of this Article 6, and applicable law, the Rail Company, as applicable, shall promptly begin construction and installation of the approved Improvements, furnishings, fixtures, signage and trade fixtures at the portion of the Premises approved and prosecute the same diligently to completion, subject to Force Majeure Events. The Rail Company’s designer of record and the Rail Company’s mechanical, electrical and plumbing contractors or subcontractors: shall (a) provide construction administration and observation services throughout construction on the Premises, one (1) inspection bi-monthly at a minimum, and (b) shall attend bi-monthly construction meetings with the Rail Company’s and the Authority’s representatives. The Rail Company agrees (i) that its Improvements, fixtures, furnishings, trade fixtures and equipment to be constructed or installed in each portion of the Premises shall be completed after the Authority notifies the Rail Company that the Premises are ready for the Rail Company to begin build out of Improvements in the applicable portion of the Premises in accordance with the timeline/schedule attached as an exhibit to the Rail Line Easement Agreement, and (ii) that a delay in completion of any Improvements beyond such date will not postpone the Rail Company’s obligation to open for business, unless the Rail Company has failed to complete construction of its Improvements to the Premises because it has not been afforded sufficient access by the Authority to the Premises for purposes of such construction (in which event the Rail Company’s obligation to open for business and commence paying with respect to the Premises shall be delayed by, as applicable, the number of days that the causes described in such proviso delayed the Rail Company’s construction of its Improvements to the Premises or the number of days necessary to afford the Rail Company sufficient time to complete construction of its Improvements to the Premises as contemplated in such timeline/schedule).

b.          Intentionally omitted.

c.           The Rail Company’s Improvements to each portion of the Premises are required to be substantially completed as determined by the Rail Company’s architect and engineer and the Executive Director prior to opening of that portion of the Premises for business. All punch list work shall be completed within thirty (30) days of substantial completion subject to such additional time as may be necessary to order materials. In the event the punch list work has not been completed within thirty (30) days of substantial completion (subject as aforesaid), the Authority shall have the right, but not the obligation, to hire a contractor to complete the Improvements, and the Rail Company for the portion of the Premises impacted, shall be obligated to reimburse the Authority for all costs incurred by the Authority plus a ten percent (10%) administration fee within thirty (30) days of written notice by the Authority.

d.           At all times during the construction and installation of all Improvements and all fixtures, trade fixtures, furnishings and equipment by the Rail Company, the Rail Company shall coordinate the activities of its contractors and installers on the Premises with the Authority.

6.03    Surety Bonds. Alternative Format Security and Sureties’ Qualifications.

1.          Surety Bonds.

a.          Prior to the commencement of any improvements greater than $200,000 at the Airport, Rail Company shall obtain, or cause to be obtained by its Contractor(s), and deliver to the Authority and record in the public records of Orange County, payment and performance bonds in sums equal to the full amount of the construction contract awarded by Rail Company for the improvements, as described more fully herein.

b.           Such payment and performance bonds required hereunder shall name the Contractor of Rail Company as principal, shall name the Authority as an additional obligee thereunder through a multiple obligee rider and shall be drawn from such company licensed to do business in the State of Florida, subject to the Authority’s reasonable approval.

c.           All payment bonds required hereunder from any Contractor of Rail Company shall be in the sum equal to the full amount of the construction contract awarded by Rail Company for the improvements. Such payment bonds shall be conditioned upon the payment of all labor, materials, equipment and supplies used in the performance of said construction contract.

d.           All performance bonds required hereunder from any Contractor of Rail Company shall guarantee the faithful performance of said construction contract and shall protect the obligees from losses, damages, expenses, costs, and attorney’s fees, including appellate proceedings that the obligees sustain because of a default by the Contractor under the contract.

e.           Bonds required hereunder shall be submitted in the forms that fully comply, both in form and substance, with the requirements of Section 255.05, Fla. Stat., any successor thereto and any other applicable law or regulation and shall be reasonably acceptable to the Authority. Rail Company shall provide the Authority with a certified copy of the bonds as evidence of thereof, which shall be recorded by the Rail Company, if requested by the Authority.

f.            Any construction or installation work by or for Rail Company at the Airport shall not unreasonably interfere with the operation of the Airport, or otherwise unreasonably interfere with the permitted activities of other tenants and users. Upon completion of approved construction and within sixty (60) days after Rail Company’s receipt of a certificate of occupancy, a complete set of as-built drawings shall be delivered to the Executive Director in a media type and format reasonably acceptable to the Authority for the permanent record of the
Authority.

2.          Alternate Form of Security.

a.          In lieu of a payment bond and a performance bond in the amount of any contract between Rail Company and a Contractor, pursuant to Section 255.05, Fla. Stat., Rail Company may furnish or caused to be furnished to the Authority an alternate form of security in the form of cash, a money order, a certified check, a cashier’s check, an irrevocable letter of credit, or security of a type listed in Part II of Chapter 625, Fla. Stat., in the amount of the underlying contract Any such alternative form of security shall be for the same purpose and be subject to the same conditions as those applicable to the bond for which the alternative form of security is being substituted. The determination of the value of an alternative form of security shall be reasonably made by the Authority.

3.          Sureties’ Qualifications.

a.          It is further mutually agreed between Rail Company and the Authority that if at any time, the surety that issued a bond no longer meets the requirements set forth in subsection b below, Rail Company shall, at its expense, within fifteen (15) days after the receipt of notice from the Authority to do so, furnish or cause to be furnished an additional or replacement bond or bonds from a surety that meets the requirements hereof.

b.           Any bond shall be on a form to be provided by the Authority and shall be written by a company that meets at least one of the following criteria: (A) has at least one investment grade long-term debt rating from Moody’s Investors Service (“Moody’s”), Standard & Poor’s Financial Services (“S&P”) or Fitch Ratings (“Fitch”); or (B) has a Financial Strength rating of A- or better from A.M. Best Company (“A.M. Best”). Any Letter of Credit provided hereunder shall be on a form provided by the Authority and shall be issued by an FDIC-insured bank that meets a minimum of one of the following criteria: (A) has at least one investment grade long-term debt rating from Moody’s, S&P or Fitch; or (B) has a Financial Strength rating of A- or better from A.M. Best; or (C) has at least $100 million in total assets, has maintained this asset level for the past three years, and has maintained a Tier 1 (core) risk based capital ratio of at least 6.0% for the past three years. In addition, no bank that is subject to a current enforcement action by any regulatory agency may provide a bond or Letter of Credit. Finally, bonds and Letters of Credit must be provided by institutions physically located within the United States.

6.04        Contractor Insurance. Rail Company shall require contractors to maintain, and provide evidence reasonably satisfactory to the Authority of, insurance (including, but not limited to, worker’s compensation/employer’s liability insurance, commercial general liability insurance, automobile liability insurance, and builder’s risk insurance), in such amounts and in such manner as the Authority may reasonably require as set forth herein. The Authority may require additional insurance for any alterations or improvements approved hereunder, in such limits as the Authority reasonably determines to be necessary.

6.05        Responsibility for Construction. Aside from the obligation of the Authority to construct the Rail Station Building, any construction or installation by or for the benefit of Rail Company shall be at the sole risk of Rail Company and shall be in accordance with the Tenant Work Permit Program and all applicable state and local codes and laws and subject to inspection by the Executive Director.

6.06        Ownership of Improvements. All Improvements made to Premises and additions and alterations thereto made by Rail Company, except those financed by the Authority (if any), shall be and remain the property of Rail Company until expiration of the Term of this Agreement. Upon termination or cancellation of this Agreement, said additions and alterations shall become the property of the Authority; provided, however, that any trade fixtures, signs, equipment and other movable personal property of Rail Company not permanently affixed to Premises shall remain the property of Rail Company and shall be removed by Rail Company at the expiration of the Term.

ARTICLE 7
CONCESSION AGREEMENT

7.01      Rights and Privileges.

1.      Rights and Concession Premises.

a.          The Authority hereby grants to Rail Company the non-exclusive right and privilege subject to the provisions hereof, and Rail Company hereby assumes the right to develop, lease, manage, market, occupy and maintain space within the Premises for the operation of news and gifts and food and beverage in the portions of the Premises to be determined through the design phase of this Agreement, and in accordance with the provisions of this Agreement, but not to exceed 1,000 square feet (the “Concession Premises”).

b.           Rail Company shall operate the Concession on its own behalf or through negotiation and execution of Subconcessionaire Agreements as approved by the Executive Director from time to time. Rail Company’s form of Subconcession Agreement submitted to and approved by the Authority is attached as Exhibit “F.”

c.           Rail Company shall be entitled to make modifications and changes to the Subconcession Agreement as may be required from time to time in negotiations with potential Subconcessionaires, subject to the Executive Director’s prior consent which shall not be unreasonably withheld or delayed.

d.           Rail Company shall not use or permit the Concession Premises to be used for any purposes other than as described in Section 7.02 without the prior written approval of the Authority nor for any use in violation of any applicable building codes, zoning regulations, municipal, county, state or federal laws, ordinances or regulations. The Authority hereby represents and warrants to Rail Company that the intended use of the Concession Premises for the operation of retail concessions complies with any applicable zoning regulations and municipal ordinances or regulations as of the Effective Date of this Agreement.

2.      Occupancy of Concession Premises.

a.          Rail Company shall be granted occupancy of the Concession Premises as part of the Premises and shall be required to commence paying the Concession Fees on the Rent Commencement Date. Payment of the Concession Fees shall be in accordance with Section 7.04.

3.      Non-Exclusivity. It is expressly provided that the rights and privileges granted hereunder are non-exclusive, and nothing contained herein shall preclude the Authority from entering into an agreement with any other parties during the Term of this Agreement for the sale of news and gifts or food and beverage items in any part of the Rail Station Building or Terminal Complex or elsewhere on the Airport of the same or similar items which Rail Company and it Subconcessionaires are permitted to sell hereunder, whether such agreements are awarded competitively or through negotiations and whether or not the terms of such agreements are more or less favorable than the terms of this Agreement.

7.02  Use Of Concession Premises.

1.  Permitted Uses.

a.          The Concession Premises shall be used by Rail Company during the Term hereof only for the operation of concessions in accordance with the terms of this Agreement of concepts typically found at shopping malls and other major urban airports located in the United States and which are approved by the Executive Director. The parties have agreed that, subject to the provisions of this Section, the following concepts are acceptable concepts: news and gifts and grab and go food and beverage which is deemed to include (without limitation) the retail sale of items typically sold in news and gifts and grab and go food and beverage stores at the Airport. Notwithstanding the foregoing or any other provision of this Agreement, Rail Company and its Subconcessionaires will not be permitted to sell any of the following types of merchandise:

i.     Theme Retail Merchandise – Theme Retail Merchandise means products relating to a theme park, motion picture studio tour or other theme attraction located within a fifty (50) mile radius from the FAA control tower on the Airport as of the Effective Date owned or operated by a person or entity which the Authority permits to operate (or will in the future permit to operate) a theme retail concession in the Terminal Complex, or another person or entity which it controls, is controlled by or is under common control with (“Affiliated Entity”) which: (i) are marked with the logo of such theme retail concessionaire or such Affiliated Entity; or (ii) represent, incorporate or are directly related to characters owned by, or under license to such theme retail concessionaire or such Affiliated Entity or buildings, rides or activities at a theme park or other attraction owned or operated by such theme retail concessionaire or an Affiliated Entity. Currently, Walt Disney World Hospitality & Recreation Corporation (Disney), Busch Entertainment Corporation (Sea World and Busch Gardens), Universal City Florida Partners (Universal Studios) and Delaware North Park Service of Spaceport, Inc. (Kennedy Space Center, NASA) operate theme retail concessions in the Terminal Complex. Rail Company shall be permitted to sell theme retail merchandise at the Concession Premises if the applicable theme retail concessionaire or an Affiliated Entity confirms in writing to the Authority that Rail Company is permitted to sell theme retail merchandise at the Concession Premises;

ii.  Tax free and/or duty-free merchandise; and

iii.  The following news/sundries concession items: cigarettes, cigars and tobacco; pipes and pipe supplies, cigarette and cigar holders; non-prescription drugs (except for over-the-counter drugs and medications typically sold in news and gifts stores at the Airport); camera film and camera accessories (other than batteries), except in connection with a camera shop or electronics shop; and greeting cards and stationary (i.e., Rail Company shall not be permitted to create a “sundries” shop, provided that Rail Company may create a “sundries” shop until such a time as the Authority opens or permits to be open a “sundries” concession in the South Terminal Complex).

iv. Game of chance tickets or Gambling activity.

2.     Rail Company and it Subconcessionaires shall not be allowed the active display or operation on the Concession Premises of any item which flies, moves, rotates, makes loud noises or flashes unless the active display or operation of such item is specifically approved in advance in writing by the Executive Director. Model trains are permitted.

7.03    Discontinuance, Addition, Deletion of Items.

1.    In the event the Executive Director determines that any news or sundry, offered for sale or sold by Rail Company or its Subconcessionaires are objectionable for display or sale at the Airport as a result of security concerns or their impact upon the public’s health, safety and welfare, Rail Company shall, upon written notice from the Executive Director, immediately require Rail Company to remove or cause such item to be removed from display and Rail Company agrees that it shall ensure such item will not thereafter be displayed or offered for sale. This restriction will be uniformly enforced by the Authority throughout the Airport, and Rail Company and its Subconcessionaires shall not be treated in a discriminatory manner.

2.     Rail Company may request authorization on behalf of itself or a Subconcessionaire to sell additional items not initially approved by the Executive Director, provided such additional items are consistent with the general news and sundry concepts authorized under this Agreement and do not conflict with privileges authorized to others or reserved by the Authority for future authorization to others. Rail Company may sell or allow a Subconcessionaire to sell such additional items only with the prior written approval of the Executive Director.

3.     Rail Company agrees that it will not allow any Subconcessionaire to sell or dispense of, chewing gum or popcorn in any form in or upon the Concession Premises. This restriction will be uniformly enforced by the Authority throughout the Airport.

7.04    Concession Fee (Percentage Fee).

1.          Fee. The annual “Concession Fee” shall equal fifteen (15%) percent of Rail Company’s Gross Receipts (also called the “Percentage Fee”). The Concession Premises are included within the overall Premises Annual Rent and the Concession Fee is paid in addition to the Annual Rent with no set off or adjustment.

2.          Monthly Payments of Fees.

The Rail Company shall pay to the Authority, without demand, at the office of the Director of Finance, on the twenty fifth (25th) day of the month of each calendar month of the Term hereof, a sum of money equal to the Percentage Fee for that month and shall provide the Director of Finance, with a copy to the Director of Concessions, with a statement, in the form of the “Gross Receipts Report” attached hereto as Exhibit “G” which form the Executive Director may amend from time to time in his reasonable discretion on not less than thirty (30) days prior written notice to Rail Company, which sets forth Rail Company’s Gross Receipts for the then current calendar month and is signed by an officer or designee of Rail Company, and which sets forth Rail Company’s Gross Receipts during the then current calendar month and identifies all receipts derived by Rail Company during such calendar month which have been excluded from the computation of Rail Company’s Gross Receipts without deduction or set-off.

3.          Sales, Use, Ad Valorem and Other Taxes. Rail Company and Subconcessionaires, as the case may be, shall be solely responsible for the payment of all sales, use, ad valorem and other taxes levied upon the Concession Premises and also upon the fees and other charges payable by Rail Company to the Authority hereunder, whether or not the same shall have been billed or collected by the Authority, together with any and all interest and penalties levied thereon. To the extent not paid by the Subconcessionaires (except for any such ad valorem taxes for Rail Company’s office space in the Terminal) Rail Company hereby agrees to indemnify the Authority and hold it harmless from and against all claims by any taxing authority that the amounts, if any, collected from Rail Company and remitted to the taxing authority by the Authority, or the amounts, if any, paid directly by Rail Company to such taxing authority, were less than the total amount of taxes due, and for any sums including interest and penalties payable by the Authority as a result thereof. The provisions of this paragraph shall survive the expiration or prior termination of this Agreement.

4.   Annual Certification of Fees. Within one hundred twenty (120) days after the close of each calendar year of the Term hereof, Rail Company at its own cost and expense shall provide to the Director of Finance, with a copy to the Director of Concessions, schedules of Gross Receipts, including all deductions therefrom, payments of Percentage Fees (“Report”) prepared in accordance with generally accepted accounting principles applied on a consistent basis for its operations at the Concession Premises, together with a report on examination of such Report made in accordance with generally accepted auditing standards by an independent Certified Public Accountant (“CPA”), licensed in the state of Florida or a CPA who holds a valid temporary permit to practice in the state of Florida and, who is not an employee of Rail Company, or by an out of state licensed CPA who the National Association of State Boards of Accountancy (“NASBA”) has verified to be in compliance with the CPA licensure requirements of the American Institute of CPAs/NASBA Uniform Accountancy Act and who is not an employee of Rail Company. The Report must be accompanied by an independent auditor’s report expressing an unqualified opinion on examination of the Report and such calculation by the licensed independent certified public accountant in accordance with generally accepted auditing standards. If such Report indicate that the Concession Fees for such period have been overpaid, then the amount of overpayment shall be credited to the Concession Fees next due and owing from Rail Company, unless the Term hereof has expired, in which event such amount shall be promptly refunded by the Authority to Rail Company. If such Report indicate that the Concession Fees for the applicable year have been underpaid, then Rail Company shall submit payment therefor to the Authority at the Office of the Director of Finance at the same time it submits to the Director of Finance and the Director of Concessions the statements required under this Section, together with interest on any underpaid Concession Fees at the maximum rate allowed by law minus three percent (3%) (“Interest Rate”), from the date such fees or charges should have been paid.

7.05     Books and Records/Authority’s Right to Audit.

1.     Rail Company shall, at all times during the Term hereof, maintain at its principal business office located in the United States and make available to the Authority in Orange County, Florida complete and accurate books and records of all receipts and disbursements from its operations on the Concession Premises, in a form consistent with generally accepted accounting principles, and cause to be installed for use at all times in the Concession Premises such cash registers, invoicing machines, sales slips and other accounting equipment, devices and forms as are reasonably necessary to record properly, accurately and completely all transactions from the Concession Premises. Rail Company’s books and records shall be maintained in sufficient detail to allow the Authority or its representatives to inspect, examine or audit, in accordance with generally accepted auditing standards, Rail Company’s Gross Receipts. Such books and records of Rail Company shall be maintained in a form consistent with generally accepted accounting principles, and shall contain itemized records of all Gross Receipts by such categories of transactions are specified in Article 1.16 above (or such other categories as the Authority may reasonably require time to time) and of all other transactions and receipts derived by Rail Company from its operations. Rail Company shall supply to the Authority, within thirty (30) calendar days of the Authority’s written request, the books and records required to be maintained and any other financial or statistical reports or records that the Authority may reasonably request for the purpose of determining the accuracy of the Gross Receipts reported by Rail Company. Rail Company shall account for all revenues of any nature related to transactions in connection with the Concession Premises in a manner which segregates in detail those transactions from other transactions of Rail Company and which supports the amounts reported to the Authority in Rail Company’s monthly “Gross Receipts Report.” Employment records and reports will not be considered business records available for inspection by the Authority. At a minimum, Rail Company’s accounting for such receipts shall include the following:

a.          One (1) separate, sequential numbering series exclusively for the Authority for all transactions in connection with this Agreement.

b.          Rail Company’s bank account statements (separate bank accounts shall be maintained for all receipts from the Concession and no receipts from any other source shall be deposited in such accounts);

c.          A compiled report of transactions from the Concession Premises showing all Gross Receipts and all exclusions from Gross Receipts by category, which report shall be subtotaled by month and totaled by year. The monthly total shall correspond with the amounts reported to the Authority on Rail Company’s monthly Gross Receipts Reports and shall be reconciled to the amounts posted on Rail Company’s general ledger if different, or offset, or netted with other amounts posted to the general ledger; and

d.          Such other records (including but not limited to, original source documents) which would normally be examined by an independent certified public accountant in performing an examination of Gross Receipts in accordance with the generally accepted auditing standards and the provisions of this Agreement.

e.          If any such reports or records provided to the Authority contain any trade secrets, commercial or financial information that Rail Company requests in writing to be kept confidential, such information shall be confidential and shall not be disclosed by the Authority other than to carry out the purposes hereof; provided, however, the Authority shall be permitted to divulge the contents of any such reports or records in connection with any administrative or judicial proceedings in which the Authority is involved where the Authority may be required to divulge such information provided the Authority gives Rail Company prompt notice and a reasonable opportunity to object to such disclosure. The foregoing confidential requirement is subject to applicable public records laws and freedom of information laws of the State of Florida.

f.          Such records may be in the form of (a) electronic media generally compatible with the Authority’s computers, or (b) a computer run hard copy, or (c) upon request a computer text file recorded on electronic media in a format that is compatible with, and that can be imported into Microsoft Excel™, or similar format acceptable to the Authority. Records in electronic media shall be maintained as provided in Article 7. The Executive Director may require other records necessary in his determination to enable the accurate inspection, examination, or audit of Rail Company’s Gross Receipts hereunder, including, but not limited to amounts billed or received from third parties. In order to facilitate the inspection, examination, or audit performed by the Authority, Rail Company agrees to make suitable arrangements with the independent certified public accountant, who is responsible for preparing the audit report on behalf of Rail Company, pursuant to Article 7.04 above, to make available to the Authority’s designated representative(s) for review, any and all working papers relevant to the audit performed by the independent certified public accountant. Rail Company (at no cost to Rail Company) shall also lend such assistance and support to the Authority and the Authority may reasonably request in the conduct of any Rail Project passenger origin/destination, or other survey as the Authority reasonably deems necessary. Upon thirty (30) calendar days prior written notice from the Executive Director, all such books and records, including the general ledger and bank statements and all state and local sales tax returns relating to Rail Company’s Gross Receipts, shall be made available, either at Rail Company’s office located in the Terminal Complex, or at the Executive Director’s option, at the offices of the Authority, for inspection by the Authority through its duly authorized representatives at any time for up to four (4) years subsequent to expiration of the calendar year to which such books and records relate (and Rail Company shall not be obligated to retain such books and records subsequent to the termination of such four (4) year period); provided, however, that any such inspection will be conducted during reasonable business hours and in such a manner and at such time as not to interfere unduly with the conduct of Rail Company’s business. In the event that exclusions, deductions, or allocations reducing Gross Receipts are not supported or substantiated by such records, all such amounts shall be deemed Gross Receipts for purposes of determining amounts payable to the Authority. If, prior to the expiration of the above stated four (4) year record retention period, any inspection, examination, audit or investigation is commenced by the Authority, or any claim is made or litigation commenced relating to the Agreement by the Authority, Rail Company, or a third party, Rail Company shall continue to maintain all such records, and the Authority shall continue to have the right to inspect such records in the manner stated above, until the inspection, examination, audit, claim, or litigation is finally resolved (including the determination of any and all appeals or the expiration of time for an appeal). This provision shall survive the expiration or earlier termination of this Agreement. Notwithstanding the foregoing, should Rail Company not wish to make its books and records available for inspection, examination or audit at Rail Company’s office located in the Terminal Complex, Rail Company shall have the option of either having said books and records transported to a location at the primary offices of the Authority for said inspection, examination, or audit, or having the inspection, examination, or audit performed at a location where Rail Company maintains its records within thirty (30) calendar days of the Authority’s written request. If Rail Company elects to have the inspection, examination, or audit performed at a location outside the Orlando MSA, Rail Company shall pay the Authority for travel and lodging expenses actually incurred in connection with such inspection, examination, or audit, in accordance with the Authority’s adopted travel policies, from the auditor’s duty station to the location at which the books and records are maintained for each day of travel and on-site work. After the first inspections, examination, or audit is completed, the Authority will bill Rail Company for such travel expenses and Rail Company shall promptly pay such bill. The Authority shall further have the right, upon reasonable written notice to Rail Company from the Executive Director and at the sole cost of the Authority except as specified below, to inspect examine or audit, or designate a representative to inspect examine or audit the books and records of Rail Company which relate to its operations hereunder to determine the correctness of the Concession Fees paid by Rail Company to the Authority for any or all of the Agreement Periods. Such shall include, but is not limited to, a review of the general input, processing and output controls, information systems, using read only access, for all computer applications used to record financial transactions and information. If, as a result of such inspection examination or audit, it is established that the Concession Fees for any Agreement Period have been underpaid to the Authority, Rail Company shall forthwith, upon written demand from the Executive Director, pay the difference to the Authority, together with interest thereon at the Interest Rate, from the date such amount or amounts should have been paid. Further, if such examination establishes that Rail Company has underpaid Concession Fees and/or Annual Rent for any Agreement Period by two percent (2%) or more, then the entire reasonable expense of such examination shall be borne by Rail Company. If such examination indicates the Concession Fees for the Agreement Period have been overpaid, then the amount of overpayment shall be credited to the Concession Fees next due and owing from Rail Company, unless the Term hereof has expired, in which event such amount shall be promptly refunded by the Authority to Rail Company. The Authority’s rights under this Section shall survive the expiration or earlier termination of the Term of this Agreement. In the event of any conflict between any provision of this Agreement and generally accepted accounting principles, or generally accepted auditing standards or attestation standards, the provisions of this Agreement shall control even where this Agreement references such principles or standards. In particular, without limitation, Rail Company shall maintain all records required under this Agreement to the full extent required hereunder, even if some or all of such records would not be required under such general principals or standards.

7.06     Reporting Requirements of Subconcessionaires.

1.          Subconcessionaires of Rail Company shall provide Rail Company on the fifteenth (15th ) day of the month following the end of each calendar month during the term of a Subconcession Agreement, at the place designated by Rail Company, a statement in the form substantially similar to the “Gross Receipts Report” attached hereto as Exhibit “H”, which form the Executive Director may amend from time to time in his discretion on not less than thirty (30) days prior written notice to Rail Company, which Subconcessionaires’ Gross Receipts Report sets forth the Subconcessionaires’ Gross Receipts, defined in the subconcession agreement during the preceding monthly term and identifies all receipts derived by each Subconcessionaire during such monthly term which have been excluded from the computation of Subconcessionaires’ Gross Receipts, and is signed by an officer (if Subconcessionaire is a corporation), partner (if Subconcessionaire is a partnership), managing member (if Subconcessionaire is a limited liability company), or owner (if Subconcessionaire is a sole proprietorship), or other appropriate official of Subconcessionaire. The Authority hereby acknowledges and agrees that under no circumstances shall Rail Company have any responsibility or liability to the Authority or any other party for the information provided by the Subconcessionaires to Rail Company, it being recognized that the Subconcessionaire’s information is being provided by third parties over whom Rail Company has no control.

No deduction shall be made from a Subconcessionaire’s Gross Receipts by reason of any credit loss sustained, bad checks, or financing discount that may be applicable by reason of the acceptance, or use of credit cards, or by reason of any other credit arrangements. If any charge customarily made by Subconcessionaires for goods and services authorized to be sold or rendered pursuant to the terms and conditions of a Subconcession Agreement or other operations or businesses is not assessed, charged or collected, for any reason other than pursuant to a written bona fide marketing plan approved in advance by Concessionaire and the Executive Director (e.g., reasonable Airport or airline employee discounts), then the amount of Subconcessionaire’s customary charge therefore shall nevertheless be included in determining the Subconcessionaire’s Gross Receipts.

Subconcessionaire’s Gross Receipts shall include all mail or telephone orders filled at or from the Premises, all deposits not refunded to purchasers, and all orders taken in and from the Premises, whether or not such orders are filled elsewhere.

2.          Within ninety (90) days after the close of each Agreement Period of the Term hereof, Subconcessionaires shall be required, at their own cost and expense, to provide to Rail Company schedules of Subconcessionaire’s Gross Receipts, hereinafter defined, and the Concession Fee (“Schedules”) for such Agreement Period prepared in accordance with generally accepted accounting principles applied on a consistent basis for its operations at the Concession Premises, together with a report on examination of such Schedules made in accordance with generally accepted auditing standards by an independent certified public accountant, licensed in the state of Florida, ,or a certified public accountant who holds a valid temporary permit to practice in the state of Florida at the time the certification is issued and who is not an employee of Subconcessionaires, or an out of state licensed Certified Public Accountant who at the time the certification is issued, the NASBA National Qualification Appraisal Service has verified to be in compliance with the CPA licensure requirements of the AICPA/NASBA Uniform Accountancy Act and who is not an employee of Subconcessionaires. The audited Schedules must be accompanied by an independent auditor’s report expressing an unqualified opinion on examination of those Subconcessionaires’ Schedules and such calculation by the independent certified public accountant in accordance with generally accepted auditing standards. In particular, without limitation, Subconcessionaires shall maintain all records required under the Subconcession Agreement to the full extent required thereunder, even if some or all of such records would not be required under such general principles or standards. Rail Company will provide the Authority with copies of the annual certification as described in this Section 7.06. upon receipt of such certification by Rail Company from each Subconcessionaire, and if applicable, the Master Retail Concession Manager.

3.          Subconcessionaires shall, at all times during the Term hereof, maintain at their principal business office in the United States and make available at the Premises or at an office in Orange County, Florida, complete and accurate books and records of all receipts and disbursements from its operations on the Concession Premises, in a form consistent with generally accepted accounting principles, and cause to be installed for use at all times in the Concession Premises such cash registers, invoicing machines, sales slips and other accounting equipment, devices and forms as are reasonably necessary to record properly, accurately and completely all of Subconcessionaire’s sales from the Concession Premises. Subconcessionaire’s books and records shall be maintained in sufficient detail to allow Rail Company, the Authority or their representatives to audit, in accordance with generally accepted auditing standards, Subconcessionaire’s Gross Receipts. Each Subconcessionaire shall account for all receipts of any nature related to transactions in connection with its Subconcession Agreement in a manner which segregates in detail those transactions from other transactions of Subconcessionaire and which supports the amounts reported to Rail Company in the Subconcessionaire’s monthly “Subconcessionaire’s Gross Receipts Report” schedules prepared in accordance with Section 7.06. At a minimum, Subconcessionaire’s accounting for such receipts shall include the following:

a.          Daily dated cash register tapes, including tapes from temporary registers;

b.          Serially numbered sales slips, using a numbering system for transactions under the Subconcession Agreement which is separate from any numbering system used by Subconcessionaires for other transactions;

c.          Subconcessionaire’s bank account statements (separate bank accounts shall be maintained for all receipts from operations on the Premises and no receipts from any other source shall be deposited in such accounts);

d.          A compiled report of transactions from the Premises showing all Subconcessionaire’s Gross Receipts and all exclusions from Subconcessionaire’s Gross Receipts by category (as set forth in the Subconcession Agreement), which report shall be subtotaled at a minimum by month and totaled by month and year. The monthly total shall correspond with the amounts reported to Rail Company on Subconcessionaire’s monthly “Subconcessionaire’s Gross Receipts Reports” under the Subconcession Agreement. If requested, Subconcessionaires shall provide Rail Company and the Authority a computer text file that details monthly Subconcessionaire’s Gross Receipts information by transaction; and

e.          Such other records, if any, which would normally be examined by an independent certified public accountant in performing an examination of Subconcessionaire’s Gross Receipts in accordance with generally accepted auditing standards and the provisions of the Subconcession Agreement.

Such records may be in the form of (a) electronic media compatible with the computers available to the Authority, or (b) a computer run hard copy. The Executive Director may require other records necessary in his determination to enable the accurate audit of Subconcessionaires’ hereunder. In the event that Concession Fees payable to the Authority are derived from Subconcessionaires’ Gross Receipts, the Authority shall further have the right, upon reasonable written notice to Rail Company and the applicable Subconcessionaire from the Executive Director and at the sole cost of Authority, except as specified below to examine or designate a representative to examine the books and records of any or all Subconcessionaires which relate to operations on the Premises for any or all of the four (4) Agreement Periods immediately preceding such examination. Upon thirty (30) days written notice from the Executive Director, all such books and records, including the general ledger and bank statements and all federal, state and local sales tax returns relating thereto, shall, be made available at the offices of the Authority for inspection by the Authority through its duly authorized representatives at any time for up to three (3) years after the end of the Subconcession Agreement Period to which such books and records relate (and Subconcessionaires shall not be obligated to retain such books and records subsequent to the termination of such three (3) year period). Provided, however, that any such inspection of the Premises will be conducted during reasonable business hours and in such a manner and at such time as not to interfere unduly with the conduct of Subconcessionaire’s business. If, as a result of such audit or examination, it is established that the Subconcessionaires Gross Receipts and/or the Concession Fee for any Agreement Period have been under-reported to the Authority, Subconcessionaire shall forthwith, upon written demand from the Executive Director, pay any resulting amount due to Rail Company and the Authority, together with interest thereon at the rate set forth in Article 17.F., below, from the date such amount or amounts should have been paid. Further, if such audit or examination establishes that the Subconcessionaire has under-reported Gross Rents and/or Concession Fees for any Agreement Period by two percent (2%) or more, then the entire expense of such audit or examination shall be borne by the Subconcessionaire. In the event that a Subconcessionaire fails to maintain adequate books and records on the Premises or make them available in Orange County, Florida as provided above, Subconcessionaires shall reimburse Rail Company and the Authority for reasonable expenses incurred by representatives of Rail Company and the Authority in traveling to examine such books and records at a separated location whether or not any sums are found to be due and owing to Rail Company; provided further that any such inspection at such separate location shall be conducted during reasonable business hours and in such a manner and at such time as not to interfere unduly with the conduct of Subconcessionaire’s business. Rail Company’s and the Authority’s rights under this Article 5.E. shall survive the expiration or earlier termination of the term of the Subconcession Agreement.

Rail Company shall, if requested by the Executive Director, conduct an audit of the books and records of up to any three (3) Subconcessionaires during any Agreement Period.

7.07         Cash Handling Procedures. Rail Company shall at all times observe prudent cash handling procedures, and it shall promptly implement any new procedures, or revise any existing procedures in such capacity as a manager of the Concession in such a manner as the Executive Director may reasonably and uniformly require from time to time, provided that the Executive Director gives written notice thereof to Rail Company. Additionally, Rail Company shall likewise require prudent cash handling procedures from its Subconcessionaires pursuant to the terms of the Subconcession Agreement. Before beginning operations, Rail Company shall require each Subconcessionaire to submit its proposed cash handling procedures to Rail Company and the Executive Director for review and approval.

7.08         Additional Sums Due the Authority. If the Authority has paid any sum or has incurred any obligation or expense for which Rail Company agreed in this Agreement or otherwise previously in writing to pay or reimburse the Authority, or if the Authority is required or elects to pay any sum or incur any obligation or expense because of the failure, neglect or refusal of Rail Company to perform or fulfill any of the terms or conditions of this Agreement following applicable notice and cure periods, then the same shall be deemed additional fees due hereunder, and Rail Company shall, upon demand by the Executive Director, reimburse the Authority within fifteen (15) days after receipt of an invoice therefor.

7.9          Correction of Violations. Notwithstanding any other provision of this Agreement, if the Executive Director, in his sole discretion, determines that a condition on the Concession Premises is hazardous or potentially hazardous to persons or property, he may direct Rail Company or its Subconcessionaires to correct such condition, in writing, and Rail Company shall, at no expense to the Authority, require the Subconcessionaires, at their expense, to immediately comply with such directive. If the Executive Director directs it to do so, Rail Company shall require the Subconcessionaire to close the Concession Premises or any portion thereof until such hazardous or potentially hazardous condition is corrected. The Authority shall reimburse Rail Company or Subconcessionaires for the correction of hazardous or potentially hazardous conditions created by the Authority and which the Executive Director directed Rail Company or Subconcessionaires to correct.

7.10        Airport Security Regulations. To the extent any of Rail Company’s personnel require identification badges or security clearance for access at the Terminal Complex, Rail Company is responsible at its expense for securing such badges or clearance. Rail Company’s Subconcessionaires shall be similarly responsible for their own personnel and Rail Company shall provide assistance to the Subconcessionaires by providing appropriate applications and other information and documentation supplied by the Authority for submission to the appropriate officials. Rail Company shall not have any other responsibility or liability with respect to security issues relating to such Subconcessionaire employee badging and security clearance requirements and the screening of such Subconcessionaire goods, products, equipment, materials and supplies. The Authority acknowledges it is Rail Company’s intent to not conduct screening or inspection of goods, products, equipment, materials or supplies brought to the Terminal Complex by or on behalf of Subconcessionaires. In the event any such screening or inspection becomes required as a result of laws, regulations or security measures instituted by the Airport or any agency of the U.S. Government, Rail Company will pass the responsibility and cost therefore to Rail Company’s Subconcessionaires.

ARTICLE 8:
USE OF THE AIRPORT AND RELATED FACILITIES

8.01        Rail Company Rights and Privileges. In addition to all rights granted elsewhere in this Agreement, Rail Company shall have the right, subject to the terms hereof, to use the Premises, including related facilities, equipment, and improvements, for the operation of Rail Company’s Rail Transportation Business and all activities reasonably necessary to such operations, including but not limited to:

1.    The sale of rail transportation tickets, the processing of passengers and their baggage for rail travel and reasonable and customary passenger rail transportation activities.

2.    The training of personnel in the employ of or to be employed by Rail Company or its contractors and the testing of equipment being utilized at the Airport in areas designated or approved by the Authority in the operation of Rail Company’s Rail Transportation Business; provided, however, said training and testing shall be incidental to the use of the Airport in the operation by Rail Company of its Rail Transportation Business and shall not unreasonably hamper or interfere with the use of the Airport and its facilities by others entitled to the use of same. The Authority reserves the right to restrict or prohibit such training and testing operations which it deems to unreasonably interfere with the use of the Airport.

3.    The purchase at the Airport or elsewhere, of fuels, lubricants, and any other supplies and services, from any person or company subject to the Authority’s right to require that each provider of services and/or supplies to Rail Company secures a permit from the Authority to conduct such activity at the Airport, pays required non-discriminatory fees, and abides by all reasonable and non-discriminatory rules and regulations established by the Authority.

4.    The emergency servicing by Rail Company or its suppliers of train sets and other equipment being utilized at the Airport by Rail Company in the Rail Station Building or such other locations as may be designated by the Executive Director; provided that routine servicing or maintenance on the Premises is not permitted, unless specifically authorized by the Authority.

5.    The installation and maintenance, at Rail Company’s sole cost and expense, of identifying signs in the Premises; provided that Rail Company may not install any permanent signage in any Premises without the prior consent of the Authority, which shall not be unreasonably withheld, delayed or conditioned. All signage shall be subject to reasonable standards and policies of the Authority in effect from time to time. Permanent signage approved by the Authority and existing prior to the adoption or amendment of any policy by the Authority shall not be deemed to be in violation of such adopted or amended policy. Furthermore, the general type and design of such signs shall be compatible with and not detract from the pattern and decor of the Premises areas, in the reasonable discretion of the Authority. Subject to the foregoing, Rail Company may install on the walls behind ticket counters and in hold rooms, temporary signage (including electronic signage displays that may be easily changed, such as LCD monitors) identifying Rail Company or displaying Rail Company’s company logo; provided that any such installation must be performed in accordance with the reasonable standards and policies of the Authority in effect from time to time.

6.    The installation, maintenance, and operation, at no cost to the Authority, of such radio communication, company telephone system, computer and meteorological equipment on Rail Company’s Premises as may be necessary or convenient for the operation of its Rail Transportation Business; provided, however, that (1) such installations and the subsequent use of such equipment shall be subject to applicable law, (2) the location of all such equipment and facilities shall be determined by the Authority in its reasonable discretion, (3) Rail Company is required to use the Authority’s telephone system in all locations in the Premises, and (4) Rail Company shall use the Authority’s wireless communications systems (e.g. W1FI) in all locations in the Premises. The Authority shall have unrestricted access to all Rail Company communication equipment located on Premises if any of the Authority equipment or systems interfaces with such Rail Company equipment. Prior to any written approval, Rail Company shall provide the Executive Director with all reasonably necessary supporting documentation related to such installations. Upon Rail Company’s request, the Authority will update the system at the Rail Company’s cost, upon Rail Company’s approval of the budget for the system update.

7.    Such rights of way as may reasonably be required by Rail Company for communications, computer equipment, telephone, interphone, conveyor systems and power, and other transmission lines in Rail Company’s Premises subject to the availability of space and/or ground areas as determined by the Executive Director. The Authority reserves the right to require the execution of a separate agreement between the Authority and Rail Company for the lease and use of such space and/or ground area outside Premises areas or for the provision of such service directly to Rail Company.

8.    The installation of personal property, including furniture, furnishings, supplies, machinery, and equipment, in the Premises as Rail Company may deem necessary, useful or prudent for the operation of its Rail Transportation Business. Title to such personal property shall remain with Rail Company.

9.    The construction of modifications, finishes and Improvements in the Premises as Rail Company may deem necessary or prudent for the operation of its Rail Transportation Business, subject to the terms of this Agreement.

10.  Rail Company shall have rights of ingress to and egress from the Airport and Premises for Rail Company’s officers, employees, agents, and invitees, including passengers, suppliers of materials, furnishers of services, equipment, vehicles, machinery and other property; subject to 49 CFR Part 1542, the airport security program, applicable laws, and any rules, regulations and operating directives established by the Authority governing (i) the general public, including Rail Company’s passengers, (ii) access to non-public areas at the Airport by Rail Company’s employees, suppliers of materials, and furnishers of services, or (iii) safety and security; provided, however, any such rules and regulations and operating directives of the Authority shall not unreasonably interfere with the operation of Rail Company’s Rail Transportation Business. In addition to the foregoing, the Authority may at any time temporarily or permanently close, re-route, or consent to or request the closing or re-routing of any roadway or access to the Airport, so long as an equivalent means of ingress to and egress from the Airport and the Premises is concurrently made available to Rail Company and does not unreasonably interfere with the operation of Rail Company’s Rail Transportation Business. Rail Company hereby releases and discharges the Authority from any and all claims, demands, or causes of action which Rail Company may now or at any time hereafter have arising or alleged to arise out of such a closing or re-routing, subject as aforesaid. The Authority shall have no liability or obligation to Rail Company for temporary blockages or closings of means of ingress to or egress from the Airport and the Premises caused by factors beyond the reasonable control of the Authority.

8.02        Exclusions and Reservations.

1.    Rail Company is prohibited from conducting any business or engaging in any activities at the Airport other than the conduct of its Rail Transportation Business.

2.    Rail Company shall not knowingly interfere or permit interference by its contractors, agents, and employees with the use, operation, or maintenance of the Airport, including but not limited to, the effectiveness or accessibility of the drainage, sewage, water, communications, fire protection, utility, electrical, or other systems installed or located from time to time at the Airport; and Rail Company shall not engage in any activity prohibited by the Authority’s approved FAR Part 150 Noise Compatibility Study, as may be amended or supplemented from time to time. Rail Company agrees to comply with all applicable laws relating to the quality of air and noise. Upon written request of Authority, Rail Company shall cause air quality sampling to be performed to determine if indoor air quality standards are being met.

3.     Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the Authority acknowledges and agrees that any and all activities related to the use of the Premises for the Rail Transportation Business, including the use of passenger trains and its ancillary train noise and emissions, shall not be deemed to be a nuisance or an activity in violation of this Agreement, and that flammable, explosive or hazardous materials as would customarily be found in or on or used in the operation of passenger rail cars are permitted, so long as Rail Company complies with all applicable Environmental Laws. Notwithstanding the above, this section shall not act as a waiver of Rail Company’s indemnification or insurance obligations as set forth herein.

4.     Rail Company shall not do or permit to be done anything, either by act or failure to act, that shall cause the cancellation or violation of the provisions, or any part thereof, of any policy of insurance for the Airport, or that shall cause a hazardous condition so as to increase the risks normally attendant upon operations permitted by this Agreement. If Rail Company shall do or permit to be done any act not permitted under this Agreement, or fail to do any act required under this Agreement, regardless of whether such act shall constitute a breach of this Agreement, which act or failure, in and of itself, causes an increase in the Authority’s insurance premiums, Rail Company shall immediately remedy such actions and/or pay the increase in premiums, upon notice from the Authority to do so. Customary passenger rail operations as permitted by this Agreement shall not be deemed to be a hazardous condition and shall not result in Rail Company being responsible to pay for increases in insurance premiums above the requirements for insurance set forth herein.

5.     Rail Company shall not operate nor allow any Gambling on board the trains being operated as part of the Rail Project for the entire length of the line from Orlando to Miami Florida. Additionally, Rail Company shall not promote, advertise or encourage, or otherwise allow any third party to promote, advertise, encourage or otherwise allow Gambling on any portion of the trains being operated as part of the Rail Project. The foregoing is referred to as the “Gambling Restriction.” Notwithstanding the above, a third party magazine available on the train that does not primarily promote Gambling, but contains some Gambling advertising along with numerous other non-Gambling advertising such as an inflight magazine on an airplane, shall not constitute a violation of the Gambling Restriction. However, a brochure or pamphlet which is primarily focused on advertising Gambling shall be prohibited. The Gambling Restriction shall remain in effect until such a time as Gambling is legal in both Miami-Dade County, Florida and Orange County, Florida and the Authority has adopted a policy allowing Gambling or Gambling promotion on the Airport. In the event Gambling becomes legal in both Miami-Dade County and Orange County, Florida, and the Authority adopts a policy allowing Gambling and/or Gambling promotion on the Airport, then the Gambling Restriction above shall be modified to match the policy adopted by the Authority regarding Gambling and/or Gambling promotion. Rail Company shall only operate the Rail Transportation Business while on Airport property and shall not operate any concessions on Airport property except as otherwise permitted under this Agreement, the Rail Line Easement Agreement or the Vehicle Maintenance Facility Ground Lease Agreement. Rail Company, without the Authority’s consent, may elect to enter into concession and similar agreements for various services to be provided on the trains such as food and beverages, newsstand, and Wi-Fi. Rail Company’s Wi-Fi service shall be coordinated with the Wi-Fi to be provided by the Authority in the Rail Station Building. It is understood that the foregoing does not require the Rail Company to limit access to internet sites by the passengers.

6.     Any and all rights and privileges not specifically granted to Rail Company for its use of and operations at the Airport pursuant to this Agreement are hereby reserved for and to the Authority.

8.03        Rail Company Representations and Covenants.

1.     Rail Company covenants that it holds or will hold all necessary licenses, registrations, certificates, bonds, permits, and other authorizations as are required by law in order for Rail Company to operate from the Premises granted hereunder, and shall pay all taxes (including sales and use taxes), assessments (including, without limitation, stormwater utility fees), excises, license, certification, permit and examination fees and impact fees which may be lawfully assessed, levied, exacted or imposed by all governmental authorities having jurisdiction, on Rail Company’s property, on its operations, on its gross receipts, on its income, on this Agreement and the fees payable to the Authority hereunder, on the rights and privileges granted to Rail Company herein, on the Premises and on any and all Improvements on the Premises, and Rail Company shall make and file all applications, reports, and returns required in connection therewith.

2.     Rail Company shall, at its sole cost and expense, comply and cause its employees, agents, contractors, licensees and invitees (as to invitees, only while on the Premises) to comply, with all present and future applicable laws, rules or regulations of all applicable federal, state and local governmental or quasi-governmental authorities, subdivisions, departments, agencies and the like, including any rules and regulations of the Authority, which impose any duty upon the Authority or the Rail Company with respect to the use, occupancy or alteration of the Premises. Rail Company shall obtain any permits necessary to occupy the Premises and shall promptly pay all fines, penalties, and expenses to remedy or correct any violations of applicable laws, and damages that may arise out of or be imposed because of its failure to comply with the provisions of this paragraph, except to the extent a legal violations is caused by the negligence or willful misconduct of the Authority, its agents, employees or contractors.

3.     Rail Company shall faithfully observe and comply with any rules which the Authority may from time to time make and communicate in writing to Rail Company, provided that such rules apply to all similarly situated tenants and are reasonably related to the safety, care, appearance, reputation, operation or maintenance of the Airport, or the comfort of tenants, passengers or others using such areas or facilities, and provided that no such rules adversely affect Rail Company’s Rail Transportation Business. In the event of any conflict between any rules of the Authority and Rail Company’s rights under this Agreement, this Agreement shall control.

4.     Except as otherwise provided herein, Rail Company shall have the right to obtain supplies or services from suppliers, vendors or contractors of its own choice for its operations at the Airport, provided that the Authority reserves the right to license and regulate all persons or companies doing business on the Airport and to impose reasonable and non-discriminatory charges for the privilege of conducting any such business and to prohibit persons from engaging in aeronautical activities. A charge will not be considered discriminatory for the purposes of this Agreement if the charge is higher for businesses located on the Airport than for businesses located off the Airport.

5.      Rail Company shall comply at all times with all applicable state and federal regulations relating to Airport and Rail security including but in no way limited to the U.S. Rail Safety Improvement Act of 2008, Pub. L. 110-432, and shall control the Premises so as to prevent or deter unauthorized persons from obtaining access to the rail operations area of Airport. Rail Company shall also be required during the Term, at Rail Company’s sole cost and expense, to take such security precautions, with respect to the Premises and the Rail Company’s operations and service personnel related thereto, as the Authority may, from time to time, reasonably require pursuant to generally applicable policies or directives of the Authority. Rail Company further agrees to reimburse the Authority for all fines or charges imposed by any applicable governmental authority against the Authority as a result of Rail Company’s violation of any laws, rules and regulations promulgated by such authority.

6.      Rail Company acknowledges that a portion of the Premises is to be used by the traveling public. Rail Company shall make available such space to its passengers and to the traveling public on a nondiscriminatory basis, including ensuring accessible paths of travel for disabled persons, and shall make reasonable efforts to coordinate its activities and operations with abutting tenants and the Authority so as to maximize efficient use of available space.

7.      Rail Company covenants and agrees that it shall not injure, deface or otherwise harm the Premises in any manner that will constitute waste, and that it shall not cause or permit any unlawful conduct, unreasonable annoyance or nuisance to exist on the Premises, nor permit any activity or omission which constitutes or results in unlawful conduct, unreasonable annoyance or nuisance, nor permit the emission of any objectionable noise, vibration or odor, nor overload the floor of the Premises, nor permit any use of the Premises which will invalidate or increase the premiums on any of the Authority’s insurance; provided that notwithstanding the foregoing or anything to the contrary contained in this Agreement, the conduct of the Rail Company’s Rail Transportation Business in accordance with applicable law shall not be deemed a nuisance or an unreasonable annoyance.

8.      Rail Company agrees to use reasonable efforts to participate in any lawful Airport-wide programs or initiatives of general applicability as the Authority may require upon notice to the Rail Company; provided such program or initiative shall not result in any material cost or expense or result in any undue burden to Rail Company.

8.04        Display Advertising.

1.              Rail Station Third Party Advertising. Authority, in its reasonable discretion, shall determine appropriate locations and sites for display advertising within the Premises. All display content, including without limitation, text, artwork and photographs shall be submitted to the Executive Director for review and approval not less than five (5) business days prior to installation, which shall not be unreasonably withheld. Rail Company shall pay to the Authority, for each Agreement Period of the term of this Agreement, a concession fee in the amount equal to fifty percent (50%) of gross receipts received from display advertising (“Display Advertising Concession Fee”). Notwithstanding the above, the Authority hereby agrees to waive a portion of the Display Advertising Concession Fee equal to ten percent (10%) of gross receipts from display advertising until the earlier of the (A) the Stabilization Date (as defined in the Rail Line Easement Agreement) or (B) the Authority operates bona fide passenger air services at the South Terminal Complex. From and after the Rent Commencement Date, Rail Company shall pay the Display Advertising Concession Fee on the first of each month to the Authority. For the avoidance of doubt, the Display Advertising Concession Fee applies only to third party advertising displays conducted by Rail Company in the Premises, and does not apply to advertising and other display and wayfinding signage identifying or promoting Rail Company and/or display advertising conducted through the “wrapping” of trains. A Display Advertising Agreement reflecting the terms contained herein shall be negotiated between the parties during the Escrow Period.

7.09.1.1     North and South Terminal Way Finding. The Authority will work with the Rail Company in a manner consistent with others at the Airport to provide way finding signage within the North Terminal Complex, and in the future the South Terminal Complex including departures/arrivals signage.

ARTICLE 9 :
OPERATION AND MAINTENANCE OF THE AIRPORT

9.01       Obligations of the Authority.

1.    Subject to the satisfaction of each and every condition precedent in Section 9.02 below, and funding in full by the State of Florida for the construction of the Rail Station Building and viaduct and all other terms and conditions contained herein, the Authority shall commence construction on the Rail Station Building by on or before the date set forth in the Master Timeline attached to the Rail Line Easement Agreement (the “Master Timeline”) and such Rail Station Building shall be substantially completed the later of: i.) twenty four (24) months from the date construction is commenced or; ii.) the date set forth in the Master Timeline for substantial completion of the Rail Station Building.

2.    The Authority shall, with reasonable diligence and in order of priority determined by the Authority in its discretion, prudently develop, improve, and at all times maintain and operate the Airport with qualified personnel and keep the Airport in an orderly, clean, neat and sanitary condition, and in good repair, unless such maintenance, operation, or repair shall be Rail Company’s obligation pursuant to Section 9.02(2) below.

3.    The Authority shall not be liable to Rail Company for temporary failure to furnish all or any of such services to be provided in accordance with this Section 9.01 when such failure is due to mechanical breakdown not caused by the Authority’s or its agents’, employees’ or contractors’ negligence or willful misconduct or is due to any other cause beyond the reasonable control of the Authority.

4.    The Authority shall, in the operation of the Airport, comply with all local, state and federal laws, rules and regulations.

5.    The Authority will ensure rental car companies will provide counter space and ready return spaces at the South Airport APM Complex beginning no later than the date on which Rail Company commences operation of its Rail Transportation Business.

6.    To the extent the Authority is requested to make repairs or otherwise maintain Rail Company’s Premises, the Authority shall charge Rail Company a reasonable cost for such service (including both time and materials), which cost Rail Company shall pay promptly upon receipt of an invoice therefor.

9.02       Rail Company Obligations.

1.    Prior to the time the Authority commences construction of the Rail Station Building in accordance with Section 9.01 above, Rail Company shall acquire or arrange to acquire all equipment necessary to operate rail service to the Airport including but not limited to train sets to be delivered for service beginning on or before the date set forth in the Master Timeline and shall have initiated construction of the infrastructure for the Critical Rail Corridor Improvements (as defined in the Rail Line Easement Agreement) and the rail line infrastructure up to the platforms with a scheduled completion date as set forth in the Master Timeline.

2.    Rail Company shall, at all times, preserve and keep Premises, including platforms and related equipment, in an orderly, clean, neat, and sanitary condition, free from trash and debris resulting from Rail Company’s operations equal to the levels of maintenance and cleanliness to the Public Space maintained by Authority within the Rail Station Building.

3.    Rail Company shall keep, at its own expense, its Premises free of fuel, oil, debris, and other foreign objects.

9.03        Payments.

1.    Payment for all other fees and charges due hereunder (if any), other than annual rent, shall be due as of the due date stated on the Authority’s invoice. Said fees and charges shall be deemed delinquent if payment is not received within thirty (30) days of the due date of such invoice.

2.    The Authority shall provide notice of any and all payment delinquencies, including any deficiencies which may be due, however, interest at the rate of eighteen percent (18%) per annum shall accrue against any and all delinquent payment(s) from the date that is thirty (30) days following Rail Company’s receipt of written notice of nonpayment until the date payments are received by the Authority. This provision shall not preclude the Authority from canceling this Agreement for default in the payment of rentals, fees, or charges, as provided for in Section 12.01 below, or from exercising any other rights contained herein or provided by law. In the event the Authority sends Rail Company an invoice in error and Rail Company pays such invoice, the Authority shall promptly refund the erroneous payment, plus interest at the Interest Rate, accruing from the date payment was received by the Authority.

3.     In the event Rail Company’s obligations with respect to Premises or rights, licenses, or privileges granted hereunder shall commence or terminate on any date other than the first or last day of the month, Rail Company’s rentals, fees, and charges shall be prorated on the basis of the number of days such premises, facilities, rights, licenses, services, or privileges were enjoyed during that month.

4.     All payments due and payable hereunder shall be paid in lawful money of the United States of America, without set off except as otherwise expressly set forth in this Agreement, by check made payable to the Authority and delivered to the Director of Finance at the Authority or by federal funds wire transfer.

9.04       Security for Performance.

1.    Rail Company shall provide the Authority within thirty (30) days after the Rent Commencement Date with a contract bond, irrevocable letter of credit or other similar security reasonably acceptable to the Authority (“Performance Security”) in an amount equal to three (3) months’ annual rental payable by Rail Company pursuant to Article 4, to guarantee the faithful performance by Rail Company of its obligations under this Agreement and the payment of all rentals, fees and charges due hereunder. Rail Company shall be obligated to maintain such Performance Security in effect until the expiration of sixty (60) consecutive months following the Rent Commencement Date (the “Performance Security Termination Date”). If no Event of Default exists as of the Performance Security Termination Date, the Performance Security shall be returned to Rail Company within thirty (30) days. If an Event of Default exists as of the Performance Security Termination Date, the Performance Security shall be returned to Rail Company within thirty (30) days after the Event of Default is cured. Such Performance Security shall be in a form and with a company reasonably acceptable to the Authority and licensed to do business in the State of Florida. In the event that any such Performance Security shall be for a period less than the full period required by this Section or if Performance Security shall be canceled, Rail Company shall provide a renewal or replacement Performance Security for the remaining required period at least thirty (30) days prior to the date of such expiration or cancellation. The Authority may waive any requirement herein in its exclusive discretion.

2.    In the event the Authority is required to draw down or collect against Rail Company’s Performance Security for any reason, Rail Company shall, within thirty (30) business days after the Authority’s written demand, take such action as may be necessary to replenish the existing Performance Security to its original amount or to provide additional or supplemental Performance Security from another source so that the aggregate of all Performance Security is equal to the amount of the Performance Security required above.

3.    If Rail Company is not required to have Performance Security in place at any time, then, upon the occurrence of any Event of Default, or upon the failure of Rail Company to pay any rentals, fees or charges hereunder when due for sixty (60) consecutive days, or upon Rail Company’s election to assume this Agreement under Federal Bankruptcy Rules and Regulations and Federal Judgeship Act of 1984 or any successor statute, as such may be amended, supplemented, or replaced, the Authority, by written notice to Rail Company given at any time within ninety (90) days after the date such event becomes known to the Authority, may impose or reimpose the Performance Security requirements on Rail Company. In such event, Rail Company shall provide the Authority with the required Performance Security within thirty (30) days from its receipt of such written notice and shall thereafter maintain such Performance Security in effect until the requirements for removal of the Performance Security set forth above are met (for purposes of this paragraph, the Performance Security Termination Date shall be sixty (60) months after the Performance Security is provided).

4.    Rail Company and the Authority agree that this Agreement constitutes an “executory contract” for the purposes of Section 365 of the United States Bankruptcy Code (Title 11 U.S.C.) subject to assumption or rejection, and subject to the terms and conditions of assumption or rejection, as provided in said Section 365. Furthermore, Rail Company and the Authority agree that any Performance Security provided by Rail Company are not “property of the estate” for purposes of Section 541 of the United States Bankruptcy Code (Title 11 U.S.C.), it being understood that any Performance Security is property of the third party providing it (subject to the Authority’s ability to draw against the Performance Security to the extent permitted by law).

9.05        No Further Charges. Other than the Rail Airport Fee and costs and charges associated with the Rail Project set forth in the Rail Line Easement Agreement, the Vehicle Maintenance Facility Lease Agreement, and the rents, fees and charges expressly set forth herein, or as may be permitted or required by any governmental entity (other than the Authority, acting within its proprietary capacity) having jurisdiction over the Airport, no further rentals, fees, or charges shall be charged against or collected from Rail Company, its passengers, its suppliers of material, its contractors or furnisher of services, by the Authority, acting in its capacity as Airport proprietor, for the Premises, facilities, rights, licenses, and privileges granted to Rail Company herein.

ARTICLE 10:
DAMAGE OR DESTRUCTION

10.01      Partial Damage. If any part of Premises, or adjacent facilities directly and substantially affecting the use of Premises, shall be partially damaged by fire or other casualty or by any the Authority required construction or renovation project, but said circumstances do not render Premises untenantable as reasonably determined by the Authority, the same shall be repaired, constructed or renovated to usable condition with due diligence by the Authority as hereinafter provided. No abatement of rentals shall accrue to Rail Company so long as Premises remain tenantable and Rail Company can operate the Rail Transportation Business as contemplated hereunder.

10.02      Substantial Damage. If any part of Premises, or adjacent facilities directly and substantially affecting the use of Premises, shall be so extensively damaged by fire or other casualty or by any the Authority required construction or renovation project, as to render any portion of the Premises untenable, but capable of being repaired, as reasonably determined by the Authority, the same shall be repaired to usable condition with due diligence by the Authority as hereinafter provided. If such repairs have not been commenced (defined as any material construction related activity, such as preparing plans, applying for permits, etc.) by the Authority within ninety (90) days after such damage, and Rail Company has not been provided comparable alternative facilities, Rail Company shall have the option to terminate this Agreement related to the facilities so damaged. In the case of damage described herein, the rentals payable hereunder with respect to Rail Company’s affected Premises shall be paid up to the time of such damage and shall thereafter be abated equitably in proportion as the part of the area rendered untenable bears to total Premises until such time as the damaged Premises are again tenantable or comparable alternative facilities are made available to Rail Company and Rail Company can operate the Rail Transportation Business as contemplated hereunder. The Authority shall use its best efforts to provide Rail Company with comparable, alternative facilities sufficient to allow Rail Company to continue its operations while repairs are being completed, at a rental rate applicable to such alternative facilities; provided, however, that the rental rate for such alternative facilities shall not exceed the rental amount then in effect hereunder, no additional Performance Security shall be required and Rail Company shall not be required to lease more alternative space than was rendered untenantable in accordance with this Section.

10.03      Destruction.

1.    If any part of Premises, or adjacent facilities directly and substantially affecting the use of Premises, shall be damaged by fire or other casualty or by any Authority required construction or renovation project, and is so extensively damaged as to render any portion of said Premises untenantable and not economically feasible to repair, as reasonably determined by the Authority, then Rail Company shall have the right, at its option, to either (i) terminate this Agreement, or (ii) rebuild the Premises. The rentals payable hereunder with respect to affected Premises shall be paid up to the time of such damage and thereafter shall abate until such time as replacement or reconstructed space becomes available for use by Rail Company.

2.    In the event the Authority elects to reconstruct or replace affected Premises, the Authority shall use its best efforts to provide Rail Company with comparable, alternative facilities sufficient to allow Rail Company to continue its operation while reconstruction or replacement facilities are being completed; provided, however, that Rail Company shall not be required to occupy and pay for more alternative space then was rendered untenantable in accordance with this Section 10.03.

3.    In the event the Authority elects to not reconstruct or replace damaged Premises, the Authority shall terminate this Agreement as to the damaged facilities. In such event, the Authority agrees to amend this Agreement to reflect related additions and deletions to the Premises. In the event Rail Company is not relocated and, after termination of this Agreement as to the damaged facilities, the remaining tenantable portion of the Premises is not sufficient to maintain operations at the Airport, Rail Company may terminate this entire Agreement upon at least sixty (60) days advance notice given within ninety (90) days after receipt by Rail Company of notice of termination of this Agreement as to the damaged facilities.

10.04     Damage Caused By Rail Company. Notwithstanding any provision of this Article to the contrary, in the event that due to the negligence or willful act or omission of Rail Company, its employees, its agents, or licensees, Premises shall be damaged or destroyed by fire, other casualty or otherwise, there shall be no abatement of rent during the repair or replacement of said Premises. To the extent that the costs of repairs are not fully recovered from any insurance proceeds payable to the Authority by reason of such damage or destruction, Rail Company shall pay the amount of such additional costs to the Authority.

10.05     The Authority’s Responsibilities. The Authority shall maintain commercially reasonable property insurance; provided, however, that the Authority’s obligations to repair, reconstruct, or replace any part of the affected Premises or adjacent facilities under the provisions of this Article shall in any event be limited to restoring affected Premises or adjacent facilities to (1) substantially the same condition that existed at the date of damage or destruction, or (2) to the extent of insurance proceeds and other funds available to the Authority for such repair, reconstruction, or replacement, whichever is less; provided further that the Authority shall in no way be responsible for the insuring of, or the restoration or replacement of any equipment, furnishings, property, Improvements, signs, or other items installed and/or owned by Rail Company.

ARTICLE 11:
INDEMNIFICATION, INSURANCE AND ENVIRONMENTAL

11.01     Indemnification. Rail Company shall indemnify, defend and hold completely harmless the Authority, the City and the members (including, without limitation, all members of the governing board of the Authority, the Orlando City Council and the advisory committees of each), officers, agents and employees of each (the “Indemnified Parties”) from and against any and all third-party claims, suits or demands resulting in judgments, losses, costs, fines, penalties, damages, liabilities (including without limitation statutory liability, liability under Workers’ Compensation Laws and liability related to environmental issues), and expenses (including all costs for investigation and defense thereof, including, but not limited to, court costs, reasonable expert witness fees and Attorneys’ Fees) (collectively, “Claims”) which are actually incurred by, charged to or recovered from any of the Indemnified Parties and which arise on the Premises (1) out of the use, occupancy or maintenance of the Premises, including any Improvement thereto or (2) in connection with any of Rail Company’s rights and obligations contained in this Agreement, including, but not limited to, any and all Claims for damages as a result of the injury to or death of any person or persons, or damage to any property which arises as a result of any act or omission on the part of Rail Company or its officers, partners, employees, agents, contractors, subcontractors, or licensees, regardless of where the damage, injury or death occurred, unless any such Claim was caused solely by (A) the negligence, gross negligence or willful misconduct of any Indemnified Party or by (B) the joint negligence, gross negligence or willful misconduct of any Indemnified Party and any person other than Rail Company or Rail Company’s officers, partners, employees, agents, contractors, subcontractors, or licensees or invitees.

To the extent any injury to or death of any person or persons, or damage to any property, occurs within the Airport terminal buildings, parking garages, or Automated People Mover complex and not within the Premises, Rail Company shall be required to provide the indemnity and defense set forth above to the Indemnified Parties, but only to the extent such Claim was caused in whole or in part by the negligence or willful misconduct of Rail Company, except, however, the provisions of the preceding paragraph shall apply to Claims arising from acts or omission of Rail Company’s agents, employees or contractors even if within the Airport terminal buildings, parking garages, and Automated People Mover complex.

The Authority shall give Rail Company reasonable notice of any Claim for which indemnification will be sought under this Section 11.01, allow Rail Company or its insurer to compromise and defend the same to the extent of its interests (subject to the Authority’s right to approve any proposed settlement, which approval shall not be unreasonably withheld) and reasonably cooperate with the defense of any such suit or claim. The Authority’s failure to promptly notify Rail Company of a Claim will not act as or constitute a waiver of any rights of the Authority under this Agreement, except to the extent that Rail Company is prejudiced as a result of such failure. In carrying out its obligations under this Section 11.01, Rail Company shall use counsel reasonably acceptable to the Authority. Notwithstanding the foregoing or anything to the contrary in this Agreement, (x) the Rail Company’s duty to indemnify, defend and hold the Indemnified Parties harmless hereunder shall not make the Rail Company liable for any Claims for which the Authority or any Indemnified Party is immune pursuant to applicable law, including section 768.28, Fla. Stat., or the then current version of same, (y) nothing in this Section 11.01 shall be construed as a waiver or attempted waiver by the Authority or any Indemnified Party of its sovereign immunity under applicable law and (z) in no event shall the requirements of this Section 11.01 be construed to provide an independent legal basis to hold the Rail Company or an Indemnified Party liable to any other person or entity for any damages, whether direct, indirect, punitive, special or consequential damages (including, but not limited to, loss of profits, interest or earnings).

11.02      Insurance. The following insurance is required under this Agreement:

  1.           Liability Insurance.

a.          On or before the Effective Date, Rail Company shall obtain and maintain, at its sole cost and expense, commercial general liability insurance, on an occurrence basis, under one or more policies covering the Rail Company and, by endorsement, the Additional Insureds (as hereinafter defined) against loss or liability in connection with bodily injury, personal injury, death, or property damage occurring on or about the Premises caused in whole or in part by or through Rail Company or its employees, agents, contractors, or subcontractors made in connection with Rail Company’s use of the Premises, or any part thereof, or Rail Company’s construction, operation, or maintenance of the Rail Project. For the purposes of this Section 11.02, the “Additional Insureds” shall mean the Authority, the City, and their respective members (including, without limitation, all members of the governing board of the Authority, the Orlando City Council and the advisory committees of each), officers, agents and employees. Rail Company’s commercial general liability insurance coverage shall be in an initial amount of not less than TEN MILLION AND NO/l00 DOLLARS ($10,000,000.00) combined single limit per occurrence for bodily injury, personal injury, death and property damage, which limit may be provided by a combination of primary and excess/umbrella coverage. Prior to commencing physical construction of the Rail Project within the Premises, Rail Company’s commercial general liability insurance coverage shall be increased to an amount of not less than ONE HUNDRED MILLION AND NO/l00 DOLLARS ($100,000,000.00) combined single limit per occurrence for bodily injury, personal injury, death and property damage, which limit may be provided by a combination of primary and excess/umbrella coverage. Rail Company shall maintain such commercial general liability insurance until such insurance is replaced by Rail Company with railroad liability insurance. The commercial general liability coverage, including the coverage for contractual liability, shall not exclude, or restrict coverage, on the basis that construction, demolition or other operations are in connection with railroad operations, or in some proximity to, any railroad easement or property or affecting any railroad bridge or trestle, tracks, road-beds, tunnel, underpass or crossing.

b.          Prior to commencing physical construction of the Rail Project within the Premises, Rail Company shall cause the prime contractor(s) in privity with the Rail Company (the “Contractor”) to obtain and maintain, commercial general liability insurance in an amount of not less than TWENTY-FIVE MILLION AND NO/l00 DOLLARS ($25,000,000.00) combined single limit per occurrence for bodily injury, personal injury, death and property damage, which limit may be provided by a combination of primary and excess/umbrella coverage. Notwithstanding the foregoing, based on the scope of work to be performed by a Contractor, Rail Company may propose that such Contractor be required to maintain a lower amount for such commercial general liability coverage, and the Authority agrees to reasonably consider each such request. Such insurance shall protect the Rail Company and, by endorsement, the Additional Insureds against loss or liability in connection with bodily injury, personal injury, death, or property damage occurring on or about the Premises caused in whole or in part by or through such Contractor or its employees, agents, or subcontractors made in connection with the use of the Premises, or any part thereof, by or on behalf of the Contractor, or construction, operation, or maintenance of the Rail Project, by or on behalf of the Contractor. The commercial general liability policy required of the Contractor by this Agreement shall be written on an occurrence basis, shall include products and completed operations throughout the duration of the coverage, and shall be maintained until ten years after final completion of the construction. The commercial general liability coverage, including the coverage for contractual liability, shall not exclude, or restrict coverage, on the basis that construction, demolition or other operations are in connection with railroad operations, or in some proximity to, any railroad easement or property or affecting any railroad bridge or trestle, tracks, road-beds, tunnel, underpass or crossing.

c.          Upon commencement of the Rail Transportation Business to the paying public, the Rail Company shall obtain and maintain throughout the duration of this Agreement, at its sole cost and expense and in lieu of the Railroad Company’s commercial general liability insurance policy, railroad liability insurance under one or more policies providing coverage against loss or liability in connection with bodily injury, personal injury, death, or property damage, caused in whole or in part by or through the Rail Company or its employees, agents, contractors, or subcontractors made in connection with Rail Company’s use of the Premises, or any part thereof, or Rail Company’s construction, operation or maintenance of the Rail Project. The railroad liability insurance coverage to be obtained by the Rail Company shall be maintained under one or more policies and shall extend coverage, by endorsement, to the Additional Insureds. Each such railroad liability insurance policy shall be written on an occurrence basis, or where such policy cannot be procured on an occurrence basis at commercially reasonable rates after good faith effort to procure same by the Rail Company, on a “claims made” basis. The railroad liability insurance coverage shall not be less than TWO HUNDRED MILLION AND NO/100 DOLLARS ($200,000,000) per occurrence, or on a claims made basis, as the case may be, depending on the type of policy procured, which limit can be provided by a combination of primary and excess coverage. If the railroad liability policy coverage is on a claims made basis, the retroactive date shall be no later than the date of commencement of operations by Rail Company.

The foregoing policy or policies under which such commercial general liability or railroad liability coverage is provided by Rail Company may include a deductible or self-insured retention not in excess of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) on the condition that:

a.          During any time period that a commercial general liability insurance policy or railroad liability insurance policy required hereunder is in effect, it shall explicitly provide that, notwithstanding the applicability of any deductible or self-insured retention to the coverage for any other person or organization, no such deductible or self-insured retention shall apply to the coverage applicable to the Additional Insureds and, further, that the failure by any other person or organization to pay any of the deductible or self-insured retention shall not in any way diminish the coverage provided to the Additional Insureds, or, in the alternative, if such policies do not so provide with regard to deductibles or self-insured retentions, during any time period that such policy is in effect, (1) Rail Company shall maintain a fronting policy to ensure payment of the deductible or self-insured retention, or (2) each insurance policy shall explicitly provide that an Additional Insured may satisfy such self-insured retention should Rail Company fail to do so when due, and the Rail Company shall provide security in the form of an irrevocable evergreen letter of credit in favor of the Authority and subject to final Authority approval in its sole and absolute discretion, which shall insure the prompt payment of such self-insured retention when due);

b.          Rail Company delivers documentation to the Authority upon request, but no less frequently than annually, that provides assurance to the Authority’s reasonable satisfaction that the self-insurance arrangements adequately protect the Authority against liability for bodily injury, personal injury, death and property damage; and

c.          Rail Company promptly pays any and all amounts due under such deductible or self-insured retention in lieu of insurance proceeds which would have been payable if the insurance policies had not included a deductible or self-insured retention amount.

2.            Professional Liability Insurance. Prior to entering the Premises to commence any physical work covered thereby, Rail Company, at no cost or expense to the Authority, shall require third parties performing any engineering, architectural, or land surveying work, for, or on behalf of Rail Company, in constructing the Rail Project on the Premises to procure and maintain, in a policy reasonably acceptable to the Authority, professional liability insurance in a minimum amount as set forth below. Such professional liability insurance must be maintained at all times during activities on the Premises covered thereby, with tail coverage for at least three (3) years after completion of construction of the Rail Project and Premises. For environmental assessments, land surveying work and any other site work, the coverage shall be not less than TWO MILLION AND NO/100 DOLLARS ($2,000,000.00). For architectural, geotechnical engineers, and electrical engineers involved in the Rail Project, the coverage shall be not less than TWO MILLION AND NO/l00 DOLLARS ($2,000,000.00). For work involving signaling and security matters, the coverage shall not be less than FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00). For structural engineers and civil engineers relating to a construction project, the coverage shall be not less than FIVE MILLION AND NO/l00 DOLLARS ($5,000,000.00).

3.            Worker’s Compensation. Prior to entering the Premises to commence any physical activities therein, Rail Company, at Rail Company’s sole cost and expense, shall procure and maintain throughout the duration of this Agreement worker’s compensation insurance in the amount required by law and employer’s liability coverage of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) per occurrence, covering all persons employed by Rail Company in connection with Rail Company’s activities and operations within the Premises. Such insurance shall be endorsed to provide coverage for any and all liabilities resulting from any applicable employee liability regime, including without limitation, the Federal Employers Liability Act.

4.            Builders’ Risk. Prior to commencement of any physical construction of the Rail Project within the Premises, Rail Company shall, at no cost or expense to Authority, procure and maintain, or require its Contractor to procure and maintain, until completion of the construction, builders’ risk insurance in the amount of the construction cost of the Improvements and Critical Rail Corridor Improvements, with waiver of subrogation provisions.

5.            Property Insurance. Upon completion of construction of the Rail Project and prior to commencing operations of the Rail Project within the Premises, Rail Company shall, at Rail Company’s sole cost and expense, procure and maintain throughout the duration of this Agreement, extended or broad form coverage property insurance with waiver of subrogation provisions covering the Improvements, with coverage sufficient to cover the probable maximum loss of such Improvements and alterations made by Rail Company pursuant to the terms hereof, which shall include coverage for damage by fire and lightning, theft, vandalism and malicious mischief, or the ISO Causes of Loss - Special Form, as well as flood insurance.

6.            Pollution Legal Liability Insurance. Rail Company shall also procure and maintain, at its sole cost and expense, pollution legal liability insurance covering the Rail Company and the Additional Insureds in an amount not less than TWENTY-FIVE MILLION AND NO/100 DOLLARS ($25,000,000) per claim and TWENTY-FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00) aggregate for each policy term (such term not to exceed three (3) years) and maintain such coverage for the duration of the Term of this Agreement. The pollution legal liability policy shall be in place from the Effective Date through the duration of the Term of this Agreement plus an extended reporting period of not less than five (5) years. The policy shall be on a form reasonably acceptable to the Authority and shall include coverage for bodily injury; property damage, including loss of use of damaged property or of property that has not been physically injured or destroyed; cleanup costs and defense, including costs and expenses incurred in the investigation, defense, or settlement of claims. Coverage shall apply to sudden and non-sudden pollution conditions resulting from the escape or release of smoke, vapors, fumes, acids, alkalis, toxic chemicals, liquids, or gases, waste materials, or other irritants, contaminants, or pollutants and shall include groundwater pollution, soil pollution, air pollution. Unless such coverage cannot be procured at commercially reasonable rates after good faith effort to procure same by the Rail Company, the policy shall also cover noise pollution and vibration pollution. To the extent that the railroad liability policy described above contains pollution coverage, Rail Company will not be required to carry duplicative insurance under this subsection (6).

7.          Terrorism or War Risk and Allied Perils. Upon commencement of the Rail Transportation Business to the paying public, Rail Company at no expense to the Authority shall obtain Terrorism or War Risk and Allied Perils liability insurance in an amount not less than TWENTY MILLION AND NO/l00 DOLLARS ($20,000,000.00) and property damage insurance in an amount not less than TWENTY-FIVE MILLION AND NO/l00 DOLLARS ($25,000,000.00) (which limit may be adjusted during the Escrow Term, as the parties work together in good faith, acting reasonably, to determine whether adjustments are needed to the required property damage amount for this terrorism coverage).

8.          Business Auto Liability. Rail Company shall procure and maintain business automobile liability insurance coverage, at its sole cost and expense, covering Rail Company, and by endorsement, the Additional Insureds in an amount not less than ONE MILLION DOLLARS and NO/100 ($1,000,000.00) on a form no more restrictive than, and shall cover Rail Company and Additional Insured’s for those sources of liability which would be covered by Section II of, the latest occurrence edition of the Business Auto Coverage Form (ISO Form CA 00 01) as filed for use in the State of Florida by ISO without any restrictive endorsements other than those which are required by the State of Florida, or those which, under an ISO filing, must be attached to the policy (i.e., mandatory endorsements). Coverage shall include all owned, non-owned and hired autos used in connection with this Agreement.

9.          Required Insurance Primary and Noncontributory. The insurance required to be carried herein shall be on a primary basis to, and shall not require contribution from any other insurance or self-insurance maintained by the Additional Insureds.

10.        Required Insurance Additional Remedy. Compliance with the insurance requirements of this Agreement shall not limit the liability of Rail Company to any Additional Insured. Any remedy provided to an Additional Insured by the insurance shall be in addition to and not in lieu of any other remedy available under this Agreement (including Rail Company’s indemnity obligations), or otherwise.

11.        Qualification of insurers. All insurance policies required by this Section 11.02 shall be on forms reasonably acceptable to the Authority and shall be issued by insurance companies authorized by subsisting certificates of authority issued to the companies by the Department of Insurance of the State of Florida or an eligible surplus lines insurer under Section 626.918, F.S., or with respect only to Workers’ Compensation Insurance, authorized as a group self-insurer pursuant to Section 440.572 F.S. which has been in continuous operation in the State of Florida for five (5) years or more or authorized as a commercial self-insurance fund pursuant to Section 624.462, F.S. which has been in continuous operation in the State of Florida for five (5) years or more. In addition, such insurers other than those authorized by Section 440.572 F.S. (individual self-insurers) or Section 624.462, F.S. (commercial self-insurance funds), shall have and maintain throughout the period for which coverage is required, a Best’s Rating of “A-” or better and a Financial Size Category of “VII” or better according to the most recent edition of “Best’s Key Rating Guide” for insurance companies.

12.          Evidence of Insurance. Rail Company shall furnish to the Authority, not less than fifteen (15) days before the date the insurance is first required to be carried by Rail Company or limits are increased, and thereafter before the expiration of each policy, true and correct certificates of insurance, using the appropriate ACORD form of certificate or its equivalent, and the necessary endorsements that are required to evidence the coverages required under this Section 11.02 with a copy of each policy, if requested by the Authority (with the exception of workers’ compensation insurance and professional liability insurance on account of which the Additional Insureds shall not be additional insureds). Such certificates shall provide that should any policies described therein be cancelled before the expiration date thereof, notice will be delivered to the certificate holder by the insurer in accordance with the policy provisions regarding same. Further, Rail Company agrees that the insurance coverage required from the Rail Company hereunder shall not be terminated or modified in any material way without thirty (30) days advance written notice from Rail Company to the Authority and that Rail Company shall require the Contractors performing the foregoing work for or on behalf of Rail Company to provide Rail Company and the Authority with renewal or replacement evidence of insurance at least thirty (30) days prior to the expiration or termination of such insurance.

13.         The Executive Director may require, in his reasonable discretion, increases in the amounts of coverage set forth above upon thirty (30) days’ written notice, provided that (A) the Executive Director may not request increases to the foregoing insurance limits for five (5) years from the Effective Date, (B) the Executive Director may not require increases thereafter more than once every five (5) years, (C) the Executive Director may only request increases in the amounts of coverage if those increases are based on the then current market industry’s standards and types of insurance available in the marketplace at commercially reasonable rates, and (D) the required increase in coverage will go into effect at the beginning of the next Agreement Period. For purposes of the preceding sentence, “current market industry’s standards” and “commercially reasonable” means that the required limits of insurance are comparable to policies carried by passenger railroad companies that do not have sovereign immunity.

14.         In the event Rail Company shall fail to procure insurance required under this Section or fail to maintain the same in full force and effect continuously during the Term and any renewal thereof or fail to meet its obligations with respect to any deductible or self-insured retention amount under this Agreement, the Authority shall be entitled, after thirty (30) days prior written notice to Rail Company of Rail Company’s default hereunder and Rail Company’s failure to cure such default within said thirty (30) days, to require Rail Company to immediately discontinue all construction activities related to the Rail Project and immediately discontinue operation of the Rail Project until Rail Company has provided the Authority reasonably satisfactory evidence that the required insurance has been obtained and the other obligations of Rail Company under this section have been met. No cessation of construction or operations required by the Authority under this section shall relieve Rail Company of any of its other obligations under this Agreement.

15.         To the extent permitted by applicable law, the Authority and Rail Company hereby waive all rights against each other, and against their consultants, contractors, subcontractors, sub-subcontractors, agents and employees, for damages covered and paid by property insurance obtained by either in connection with the Premises. The property insurance policies (including policies for builder’s risk insurance) obtained by Rail Company related to the Premises or the Rail Project from and after the Effective Date shall provide waivers of subrogation by endorsement or otherwise.

11.03       Environmental.

1.     General.

a.     Notwithstanding any other provisions in this Agreement, and in addition to any and all other requirements of this Agreement or any other covenants, representations or warranties of Rail Company, Rail Company hereby expressly covenants, warrants and represents to the Authority, in connection with Rail Company’s operations at the Airport the following:

1.       Rail Company is knowledgeable of all applicable federal, state, regional, and local environmental laws (including common law), ordinances, rules, regulations, resolutions, policies, guidelines and orders, which apply to Rail Company’s operations at the Airport (collectively, “Environmental Laws”) and acknowledges that such Environmental Laws change from time-to-time, and Rail Company agrees to keep informed of any such future changes.

2.       Rail Company shall comply with all applicable Environmental Laws pertaining to the protection of the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time (“CERCLA”) and those regulating the storage, handling and disposal of waste materials as relate to Rail Company’s use and operation of the Premises.

3.       Rail Company shall fully and promptly pay, perform, discharge, defend, indemnify and hold harmless the Authority and the City, and the members (including, without limitation, members of the Authority’s Board and the City’s Council, and members of the citizens advisory committees of each), officers, employees and agents of each, from any and all Claims to the extent arising out of, or as a result of (i) any “releases,” as defined in Section 101(22) of CERCLA, occurring after the Effective Date of any “hazardous substance,” as defined in Section 101(14) of CERCLA, or petroleum (including crude oil or any fraction thereof) placed into, on or from the Premises by Rail Company at any time after the Effective Date; (ii) any contamination of the soil or groundwater or damage to the environment and natural resources of the Premises or any other property, as the result of actions by Rail Company occurring after the Effective Date, whether arising under CERCLA or other statutes and regulations, or common law; and (iii) any toxic, explosive or otherwise dangerous materials or hazardous substances which have been buried beneath concealed within or released on or from the Premises by Rail Company after the Effective Date.

4.       Rail Company shall promptly notify the Authority of the release of any hazardous substances on the Premises, or other act or omission which results in the environmental contamination of the Premises, if Rail Company has actual knowledge of any such release or environmental contamination.

5.       The provisions of this Section 11.03 shall survive the expiration or earlier termination of this Agreement with respect to any release, contamination, act or omission of Rail Company and occurring after the Effective Date. Notwithstanding the foregoing paragraphs or anything contained in this Agreement to the contrary, Rail Company shall not be responsible for any damages to third parties or Authority, or the City, corrective action, remediation or cleanup of any kind which is the result of (i) contamination migrating to the Premises from adjacent parcels or (ii) contamination of the Premises existing as of the Effective Date, or (iii) contamination after the Effective Date caused by or through the Authority or the City. Further, the Authority or its designated agent shall be authorized to install monitoring wells on the Premises, at locations to be determined by the Authority or its designated agent and approved by Rail Company (which approval shall not be unreasonably withheld) for the purpose of monitoring any contamination migrating from adjacent parcels and shall further be authorized to conduct any studies necessary to determine any contamination of the Premises existing as of the Effective Date. No such action by the Authority or its designated agent shall be construed as an eviction of Rail Company, a disturbance of Rail Company’s possession and quiet enjoyment of the Premises, or an election by the Authority to terminate this Agreement, and the Authority shall not be liable in any way to Rail Company as a result of any such action, nor shall the Authority be responsible for the acts of any third party charged with installing or monitoring the monitoring wells on the Premises. Notwithstanding the foregoing sentence, the Authority shall use its best efforts to minimize the interference of Rail Company’s operation of the Premises in connection with the installation and monitoring of the monitoring wells and any damage caused to the Premises by the Authority or its designated agent as a result of said installation or monitoring will be the responsibility of the Authority.

6.       Rail Company agrees to cooperate with any investigation, audit or inquiry by the Authority or any governmental or quasi-governmental agency, regarding possible violation of any Environmental Law upon the Airport (at no cost to Rail Company unless the investigation, audit or inquiry relates to potential violations of Environmental Laws by Rail Company).

7.       Rail Company agrees that all remedies of the Authority as provided herein with regard to violation of any Environmental Laws shall be deemed cumulative in nature and shall survive termination of this Agreement.

8.       Rail Company agrees that any notice of violation, notice of non-compliance, or other enforcement action relating to the Airport shall be provided to the Authority promptly after receipt by Rail Company or Rail Company’s agent. Any violation or notice of violation or non-compliance with any Environmental Laws shall be deemed a default under this Agreement, subject to applicable notice and cure periods.

9.       There shall be no underground or above ground fuel storage tanks on the Premises. Any fuel tanks shall be located at the Vehicle Maintenance Facility and shall comply with all Federal and local regulatory requirements.

10.     In entering this Agreement, the Authority expressly relies on the covenants, representations, and warranties of Rail Company as stated in this Section 11.03.

11.04       Stormwater.

1.       Notwithstanding any other provisions or terms of this Agreement, Rail Company acknowledges that certain properties within the Airport, or on the Authority and City owned land, are subject to stormwater rules and regulations. Rail Company agrees to observe and abide by such stormwater rules and regulations as may be applicable to the Authority’s property and uses thereof.

11.05       Solid and Hazardous Waste.

1.      Rail Company shall comply with all applicable federal, state and local laws relating to solid or hazardous waste, and any rules and regulations promulgated thereunder, including but not limited to, insuring that the transportation, storage, handling and disposal of such hazardous wastes are conducted in full compliance with applicable Environmental Laws.

Rail Company agrees to provide the Authority, upon request, copies of all hazardous waste permit application documentation, permits, monitoring reports, transportation, responses, storage, disposal and contingency plans and material safety data sheets, within thirty (30) days of any such requests by the Authority. Rail Company is required to have, and to implement as needed, a written plan addressing containment and clean up of fuel and/or oil spills.

11.06        Air and Noise Quality. Rail Company agrees to comply with all applicable laws relating to the quality of air and noise. Upon written request of Authority, Rail Company shall cause air quality sampling to be performed to determine if indoor air quality standards are being met. The Authority acknowledges and agrees that any and all activities related to the use of the Rail Line Easement Property for the Rail Transportation Business, including the use of passenger trains and its ancillary train noise and emissions, shall not be deemed to be a nuisance or a violation of this Agreement, and that flammable, explosive or hazardous materials as would customarily be found in or on or used in the operation of passenger rail cars are permitted, so long as Rail Company complies with all applicable laws. Notwithstanding the above, this section shall not act as a waiver to the Rail Company’s indemnity and insurance obligations set forth herein.

11.07        No Interference by Authority. Any entry or other rights of the Authority expressly set forth in this Agreement shall be exercised in such a manner so as to not materially interfere with Rail Company’s construction and thereafter operation of the Rail Transportation Business, it being understood and agreed that it is of the utmost importance for Rail Company to be able to operate the Rail Transportation Business in a convenient, safe, efficient and continuous manner in order to deliver uninterrupted service to its passengers.

ARTICLE 12:
DEFAULT PROVISIONS AND REMEDIES

12.01       Events of Default. The events described below shall be deemed “Events of Default” by Rail Company hereunder:

1.             Termination Events of Default by Rail Company: The events described below shall each be deemed to be a “Termination Event of Default” by Rail Company as such may result in termination of this Agreement:

a.          The conduct by Rail Company of any business on the Airport property not specifically authorized herein, and such business does not cease within thirty (30) days after receipt of the Authority’s written notice to cease such business or acts.

b.          The failure of Rail Company to make any payment required to be made by Rail Company hereunder when due as herein provided, which failure is not remedied within one hundred eighty (180) days after receipt by Rail Company of the Executive Director’s written demand, provided that if the amount demanded is in dispute, by payment within such one hundred eighty (180) days of (A) the full portion of the amount due which is not in dispute to the Authority and (B) the full portion of the amount which is in dispute into escrow under protest.

c.          The repeated failure (defined for this purposes at least six (6) such failures with any consecutive twelve (12) month period) to make any payment required to be made by Rail Company under this Rail Line Easement Agreement when due and as herein provided (provided that notice of such failure shall have been given to Rail Company, but whether or not Rail Company shall have remedied any such failure within the time provided for in such notice).

d.          Abandonment of use of the Premises by Rail Company. “Abandonment” shall be deemed to occur only if the Rail Company, or its properly assigned successor, ceases rail service to be provided by Rail Company to the Airport for a period of 180 days consecutively (subject to extension for Force Majeure Events) provided however if the Rail Company, or its properly assigned successor, is reorganizing, then Abandonment shall be deemed to occur only if rail services to be provided by Rail Company to the Airport cease for a period of 365 days consecutively (subject to extension for Force Majeure Events).

e.          The Rail Company’s regularly scheduled operation of any trains on the Rail Line Easement Property (as defined in the Rail Line Easement) which fail to stop and provide passenger rail service at the Premises (or at the Platform if this Agreement is no longer in effect). This provision shall not apply to trains being operated to the Vehicle Maintenance Facility and not carrying or available to carry passengers.

f.          Upon the filing by or against Rail Company of any proceeding under federal bankruptcy laws, if Rail Company has defaulted in the performance of any provision of this Agreement within the 90 days preceding such filing and such default was not cured prior to filing, the Authority shall have the right to cancel this Agreement, in addition to other remedies provided under provisions of the Federal Bankruptcy Rules and Regulations and Federal Judgeship Act of 1984, as such may be subsequently amended, supplemented, or replaced. If the filing is an involuntary filing, the Authority shall have no rights under this paragraph if Rail Company causes such filing to be dismissed within one hundred twenty (120) days. Nothing contained in this paragraph shall be deemed to limit Rail Company’s ability to assert rights that may be available under the federal bankruptcy code or rules.

2.        Non-Termination Events of Default by Rail Company: The events described below shall each be deemed to be a “Non-Termination Event of Default” by Rail Company which may result in the Authority pursuing any available right or remedy except for the termination of this Agreement:

a.          The discovery by the Executive Director that any material statement of fact furnished by Rail Company in connection with this Rail Line Easement Agreement is false or materially misleading and is not made correct within thirty (30) days after written notice.

b.         The commencement by Rail Company in any court pursuant to any statute of the United States or of any State, territory or government of an insolvency or bankruptcy proceeding, including, without limitation, a proceeding for liquidation, reorganization or for the adjustment of its indebtedness and such proceeding has not been completed or Rail Company discharged within one hundred eighty (180) days after the commencement thereof.

c.          The failure by Rail Company to cure a default in the performance of any of the terms, covenants, and conditions required herein not otherwise listed in this Section 12.01 within thirty (30) days after receipt of written notice from the Authority of such default; or, if by reason of the nature of such default, the same cannot be cured within thirty (30) days following receipt by Rail Company of written demand from the Authority to do so, Rail Company fails to commence curing such default within such thirty (30) days following such written notice, or having so commenced, shall fail thereafter to continue with diligence the curing thereof and, in any event, fails to cure such default within a reasonable time or ninety (90) days after receipt of notice of such default, whichever is earlier. Rail Company shall have the burden of proof to demonstrate (i) that the default cannot be cured within thirty (30) days, and (ii) that it is proceeding with diligence to cure said default, and that such default can be cured within the earlier of a reasonable period of time or ninety (90) days.

d.          The placement of any construction lien upon the Premises as a result of Rail Company’s failure to pay for any work for any Improvements which were installed by or on behalf of Rail Company and which is not bonded over or discharged of record within thirty (30) days after receipt of notice by Rail Company or any levy under any such lien.

e.          The failure of Rail Company to provide any report required to be submitted to the Authority with respect to the Concession Fees when due as herein provided, which failure is not remedied within twenty (20) days after receipt by Rail Company of the Executive Director’s written demand.

f.          The failure by Rail Company to pay any part of the fees and charges due hereunder and the continued failure to pay such amounts in full within thirty (30) days after the Authority’s written notice of such default; provided, however, that if a dispute arises between the Authority and Rail Company with respect to any obligation or alleged obligation of Rail Company to make payments to the Authority, payments under protest by Rail Company of the amount due shall not waive any of Rail Company’s rights to contest the validity or amount of such payment. In the event any court or other body having jurisdiction determines all or any part of the protested payment shall not be due, then the Authority shall promptly reimburse Rail Company or credit against future payments by Rail Company any amount determined as not due.

g.          The failure by Rail Company to obtain and keep in force insurance coverage in accordance with Article 11, above, which is not cured within ten (10) days after receipt of written notice by the Authority of such default.

h.          The appointment of a trustee, custodian, or receiver of all or a substantial portion of Rail Company’s assets.

i.           The divestiture of Rail Company’s estate herein by operation of law, by dissolution, or by liquidation, (not including a merger or sale of assets).

Notwithstanding the occurrence of any Event of Default, Rail Company shall remain liable to the Authority for all fees and charges payable hereunder and for all preceding breaches of any obligation under this Agreement. Furthermore, unless the Authority elects to cancel this Agreement for a Termination Event of Default, Rail Company shall remain liable for and promptly pay all fees and charges accruing hereunder through the end of the Term.

3.          Cross Default. A default under any other agreement between the Authority and Rail Company, including but not limited to the Premises Lease and Use Agreement, the Vehicle Maintenance Facility Ground Lease Agreement, the Rail Line Easement and the Rail Line Slope Easement, shall constitute a default under this Agreement at the option of Authority (a “Cross Default”). No Cross Default shall result in the termination of this Agreement unless the same constitutes a Termination Event of Default under this Agreement.

4.          The Authority’s Remedies. Upon the occurrence of an Event of Default, the following remedies, which shall be cumulative, shall be available to the Authority:

The Authority may exercise any remedy provided by law or in equity, including but not limited to the remedies hereinafter specified, subject to the terms hereof.

a.     By mandamus or other proceeding at law or in equity, cause Rail Company to remit to the Authority funds sufficient to enable the Authority to cure the Event of Default.
b.     By action or suit in equity, require Rail Company to account for all moneys owed to the Authority pursuant to this Agreement.
c.     By action or suit in equity, seek to enjoin any acts or things which may be unlawful.
d.     By applying to a court of competent jurisdiction, seek to cause the appointment of a receiver to manage the Rail Project, establish and collect fees and charges, and apply the revenues to the reduction of the obligations under this Agreement.
e.     By suing Rail Company for payment of amounts due, or becoming due, with interest on overdue payments together with all costs of collection, including attorneys’ fees.
f.      Because the Authority has given up the right to seek termination for all events of default that are not a Termination Event of Default, the parties acknowledge the Authority’s right to seek specific performance without the necessity of proving that money damages are not available.

Only upon the occurrence of a Termination Event of Default may the Authority elect to terminate this Agreement, effective upon the date specified in the notice of cancellation, which shall be no less than ninety (90) days after the date of such notice. Upon the effective date of the termination, Rail Company shall be deemed to have no further rights hereunder and the Authority shall have the right to revoke Rail Company’s right to operate the Rail Transportation Business at the South Airport APM Complex at the Airport and to take immediate possession of the Rail Company Premises. Notwithstanding any other provision of law or contract, the Authority shall not exercise any legal or contractual remedy that would have the effect of interrupting or preventing the Rail Company from providing continuous passenger rail service over the Rail Line Easement for any breach or default other than a Termination Event of Default. Moreover, for a Termination Event of Default due to Abandonment, the termination of this Agreement shall be the Authority’s exclusive remedy therefor and for a Termination Event of Default due to nonpayment as provided above, the termination of this Agreement and receipt of payment due and outstanding as of the effective date of termination shall be the Authority’s exclusive remedy therefor.

12.02  Rail Company shall pay to the Authority all other costs incurred by the Authority in the exercise of any remedy permitted hereunder, including, but not limited to, Attorney Fees, disbursements, court costs, and expert fees.

12.03  Events of Default by the Authority. The events described below shall be deemed “Authority Events of Default”:

i.          The Authority fails to keep, perform, or observe any term, covenant, or condition herein contained, to be kept, performed, or observed by the Authority and such failure continues for thirty (30) days after receipt of written notice of such failure from Rail Company; or, if by its nature such default cannot be cured within such thirty (30) day period, the Authority shall not commence to cure such default within said thirty (30) days and thereafter to cure or remove the same as promptly as reasonably practicable.

ii.          The Airport is permanently closed as an multimodal transportation facility by act of any federal, state, or local government agency having competent jurisdiction; or Rail Company is unable to use Airport for a period of at least forty-five (45) consecutive days due to any law or any order, rule or regulation of any governmental authority having jurisdiction over the operations of the Airport; or any court of competent jurisdiction issues an injunction preventing the Authority or Rail Company from using Airport for airport purposes, for reasons other than those circumstances within Rail Company’s control or resulting from Rail Company’s actions, and such injunction remains in force for a period of at least forty-five (45) consecutive days.

iii.          The United States Government or any authorized agency thereof (by executive order or otherwise) assumes the operation, control, or use of the Airport in such a manner as to substantially restrict Rail Company from conducting its operations, if such restriction continues for a period of sixty (60) consecutive days or more.

b.        Rail Company’s Remedy. Upon the occurrence of an Authority Event of Default Rail Company may exercise any remedy provided by law or in equity, which shall be cumulative. Upon occurrence of an Authority Event of Default under paragraph 12.03.i. or ii. Rail Company’s sole remedy shall be termination of this Agreement.

c.        Non-Waiver. No waiver by the Authority or Rail Company of any covenant or condition or of the breach of any covenant or condition of this Agreement shall constitute a waiver of any subsequent breach of such covenant or condition or justify or authorize the non- observance on any other occasion of the same or of any other covenant or condition hereof. The acceptance of Annual Rent or other payments from Rail Company by the Authority at any time when Rail Company is in default under this Agreement shall not be construed as a waiver of such default or of the Authority’s right to exercise any remedy arising out of such default, nor shall any waiver or indulgence granted by the Authority to Rail Company be taken as an estoppel against the Authority, it being expressly understood that the Authority may at any time thereafter, if such default continues, exercise any such remedy in the manner hereinbefore provided or as otherwise provided by law or in equity.

ARTICLE 13:
SURRENDER OF RAIL COMPANY PREMISES

13.01         Surrender and Delivery. Upon expiration or cancellation of this Agreement, Rail Company shall promptly and peaceably surrender to the Authority its Premises and all Improvements thereon to which the Authority is entitled in good and fit condition, reasonable wear and tear as well as damage or repair which is the responsibility of the Authority hereunder excepted.

13.02         Removal of Property. Rail Company shall have the right at any time during the Term of this Agreement to remove from the Airport its train sets, tools, equipment, trade fixtures, and other personal property, title to which shall remain in Rail Company, and shall remove all such personal property within thirty (30) business days following termination of this Agreement, whether by expiration of time or otherwise, as provided herein. Any and all property not removed by Rail Company within thirty (30) business days following the date of termination of this Agreement shall, at the option of the Authority, (i) become the property of the Authority at no cost to the Authority; (ii) be stored by the Authority, at no cost to the Authority; or (iii) be sold at public or private sale at no cost to the Authority, with the proceeds thereof being retained by the Authority. Except as may be agreed to otherwise by the Authority and Rail Company, all the Authority property damaged by or as a result of the removal of Rail Company’s property shall be restored by Rail Company to the condition existing before such damage at Rail Company’s expense.

13.03         Holding Over. In the event Rail Company remains in possession without the written consent of the Authority after this Agreement has been canceled or expires, Rail Company shall be deemed a tenant at sufferance during the period of such possession and shall pay the monthly rental at the rate of 125% of the rate for the month in which the Term expired or was cancelled.

ARTICLE 14:
ASSIGNMENT AND SUBLETTING

14.01       Assignment and Subletting by Rail Company. Except for Subconcession Agreements in connection with the Concession Premises, Rail Company shall not sublet the Premises or any part of the Premises, nor assign this Agreement, without the prior written consent of the Authority, this Agreement being executed by the Authority upon the credit and reputation of Rail Company. Pursuant to applicable law, the Authority’s interest in the Rail Company Premises is not subject to a lien of any kind. Except as provided below, Rail Company shall not allow any mortgages, liens, or other encumbrances to attach to the Rail Company Premises as a result of the financing or construction of the Rail Project, or use of the Rail Company Premises by Rail Company and Rail Company indemnifies and agrees to hold the Authority harmless of and from any such encumbrances.

Rail Company may, without the Authority’s consent, effect an assignment or a transfer of an equity interest in Rail Company as follows (each a “Permitted Transfer”): (i) in connection with a transaction with (A) a parent, subsidiary, affiliate, division, or entity controlling, controlled by, or under common control with Rail Company; or (B) a successor entity as a result of merger, consolidation, reorganization, or government action; or (ii) any transfer by the member of Rail Company of a portion of its ownership interests in Rail Company to an entity provided the member of Rail Company retains an interest therein. In addition, any change in ownership of the equity interests of Rail Company as a result of a public offering of stock, and any transfer of the equity interests of Rail Company by persons or parties through the “over-the-counter market” or through any recognized stock exchange or through a tender offer, shall not be deemed to be an assignment requiring the Authority’s consent

If after completion of construction of the Rail Project and the provision of bona fide passenger rail service to the paying public at the Airport for a period of at least three years, Rail Company requests the Authority’s consent in connection with an assignment of this Agreement that is not a Permitted Transfer, the Authority’s consent will not be unreasonably withheld if there is no existing uncured Event of Default by Rail Company and the Authority reasonably determines, in its sole discretion, that the proposed transferee is capable of performing the obligations and covenants of Rail Company under this Agreement, which determination shall be based upon and take into account the following factors: (1) the financial strength and integrity of the proposed transferee, its direct or indirect beneficial owners, any proposed managers or operating partners, guarantors and each of their respective affiliates; (2) the experience of the proposed transferee or any operator to be engaged by the proposed transferee in operating rail systems similar to the Rail Project and performing other relevant projects; (3) whether the proposed transferee, its proposed operator, or any of their respective officers, directors, managers, general partners, or senior management personnel, (a) have been convicted of any felony or misdemeanor involving fraudulent behavior, any violation of state or federal antitrust laws with respect to a public contract, or any violation of any state or federal law involving bribery, collusion, conspiracy, or material misrepresentation with respect to a public contract, or (b) have failed to resolve any material regulatory compliance issue for a sustained period of time; and (4) any law which would prohibit the Authority from directly entering into this Agreement with the proposed transferee. Any proposed transferee shall be required to deliver to the Authority a certificate in which the proposed transferee makes the representations and warranties covering the matters set forth in Section 16.26 of this Agreement. A transferee must agree to be bound by all the terms and conditions of this Agreement from and after the effective date of the transfer. No transfer shall relieve Rail Company of its obligations under this Agreement with respect to any period after the Effective Date through the effective date of the transfer. As part of a request for the Authority’s consent to a transfer of this Agreement to an unaffiliated third party following the fifth (5th) anniversary of the commencement of rail service to the Airport, Rail Company may propose that the Authority agree to release the assignor from further liability under this Agreement accruing from and after the effective date of the transfer, based on the creditworthiness of the assignee (and/or an entity that will guaranty the obligations of the assignor from and after the date of transfer). The Authority agrees to consider such request in good faith.

14.02      Recognized Mortgages. Rail Company may, at its sole cost and expense and without the consent of the Authority or City, execute, deliver and cause or permit to be recorded against Rail Company’s interest in the Rail Company Premises and Rail Company’s Improvements and facilities on the Rail Company Premises, one or more Recognized Mortgages (as hereinafter defined), if at the time any such Recognized Mortgage is executed and delivered to the Recognized Mortgagee, no Event of Default by Rail Company exists or if an existing Event of Default by Rail Company will be cured in connection with the Recognized Mortgage, and upon and subject to the following terms and conditions:

1.      A Recognized Mortgage may not secure any debt issued by any person other than Rail Company or for any purpose other than the Rail Project;

2.      No Recognized Mortgage or other instrument purporting to mortgage, pledge, encumber, or create a lien, charge or security interest on or against any or all of Rail Company’s interest in the Rail Company Premises shall extend to or affect the fee simple interest in the Rail Company Premises, the Authority’s or City’s interests hereunder, or the Authority’s reversionary interest and estate in and to the Rail Company Premises or any part thereof;

3.      Neither the Authority nor the City shall have liability whatsoever for payment of the principal sum secured by any Recognized Mortgage, or any interest accrued thereon or any other sum secured thereby or accruing thereunder, and, the Recognized Mortgagee shall not be entitled to seek any damages or other amounts against either the Authority or the City for any or all of the same;

4.      Neither the Authority nor City shall have any obligation to any Recognized Mortgagee in the enforcement of the Authority’s rights and remedies herein and by law except as expressly set forth in this Agreement and unless such Recognized Mortgagee has provided the Authority with notice of its Recognized Mortgage, and a true and correct copy thereof, as provided in this Agreement;

5.      Each Recognized Mortgage shall provide that if an event of default under the Recognized Mortgage has occurred and is continuing and the Recognized Mortgagee gives notice of such event of default to Rail Company, then the Recognized Mortgagee shall give notice of such default to the Authority;

6.      Subject to the terms of this Agreement and except as specified herein, all rights acquired by a Recognized Mortgagee under any Recognized Mortgage shall be subject and subordinate to all of the provisions of this Agreement and to all of the rights of the Authority under this Agreement;

7.      While any Recognized Mortgage is outstanding, the Authority shall not agree to any amendment to or modification of this Agreement or agree to a voluntary surrender or termination of this Agreement by Rail Company without the consent of the Recognized Mortgagee;

8.     Notwithstanding any enforcement of the security of any Recognized Mortgage, Rail Company shall remain responsible to the Authority for the payment of all sums owing to the Authority under this Agreement and the performance and observance of all of Rail Company’s covenants and obligations under this Agreement;

9.     Except as expressly provided in this Agreement, a Recognized Mortgagee shall not, by virtue of its Recognized Mortgage, acquire any greater rights or interest in the Rail Company Premises than Rail Company has at any applicable time under this Agreement;

10.   Each Recognized Mortgagee, the Authority and Rail Company shall enter into a consent agreement, in a form attached to the Rail Line Easement Agreement, whereby all parties consent to the assignment of the Recognized Mortgage to an agent in connection with the financing of the Recognized Mortgage; provided that such consent agreement shall be in a customary form and shall include the rights and protections provided to the Recognized Mortgagee in this Agreement and shall not: (i) obligate either the Authority or the City in any manner not contained in this Agreement, (ii) contain any representations, warranties or indemnifications by either the Authority or the City not contained in this Agreement, and (iii) contain any remedy against either the Authority or the City not contained in this Agreement. Nothing herein shall obligate either the Authority or the City to consent to service of process or enter into any agreement not governed by Florida law; and

11.   Whenever a Recognized Mortgage exists as to which the Authority has been provided notice in accordance with the requirements of this Agreement, and until the obligations of Rail Company secured by such Recognized Mortgage have been completely paid and performed and the Recognized Mortgage has been discharged, the Authority shall send to the Recognized Mortgagee, by certified or registered mail, a true, correct and complete copy of any notice to Rail Company of a default by Rail Company under the Agreement at the same time as and whenever any such notice of default shall be given by the Authority to Rail Company, addressed to Recognized Mortgagee at the address last furnished to the Authority by such Recognized Mortgagee.

Rail Company or any Recognized Mortgagee shall notify the Authority in writing of the execution of such Recognized Mortgage and provide the Authority a true and complete copy thereof and the name and place for service of notice upon such Recognized Mortgagee within thirty (30) days. Upon such notification to the Authority that Rail Company has entered, or is about to enter, into a Recognized Mortgage, the Authority hereby agrees for the benefit of such Recognized Mortgagee, and within thirty (30) days after written request by Rail Company, to execute and deliver to Rail Company and Recognized Mortgagee an agreement, in a form as attached as an exhibit to the Rail Line Easement, and shall not: (i) obligate either the Authority or the City in any manner not contained in this Agreement, (ii) contain any representations, warranties or indemnifications by the Authority or the City not contained in this Agreement, or (iii) contain any remedy against the Authority or the City not contained in this Agreement. Nothing herein shall obligate the Authority or the City to consent to service of process in connection with any legal proceeding brought outside of Orange County, Florida or outside the State of Florida (or the commencement or prosecution of any legal proceeding brought outside of Orange County, Florida or outside the State of Florida) or enter into any agreement not governed by Florida law. Notwithstanding anything in this Agreement to the contrary, if there is more than one Recognized Mortgagee, only that Recognized Mortgagee, to the exclusion of all other Recognized Mortgagees, which Rail Company or the Recognized Mortgage first notified the Authority of the execution of a Recognized Mortgage, shall have the rights as a Recognized Mortgagee under this Agreement, unless such Recognized Mortgagee has designated in writing another Recognized Mortgagee to exercise such rights; provided, however, that a notice to the Authority of a Recognized Mortgage may name more than one Recognized Mortgagee and the rights referred to in this Agreement may extend to all Recognized Mortgagees named therein if such notice is submitted by a representative of all such Recognized Mortgagees (which representative may itself be a Recognized Mortgagee). Any references in this Agreement to the “Recognized Mortgagee” shall be references to the Recognized Mortgagee or representative of more than one Recognized Mortgagee, acting on behalf of such Recognized Mortgagees, the notice of whose Recognized Mortgage was earliest received by the Authority unless the context otherwise requires.

For purposes hereof, a “Recognized Mortgage” is a mortgage or other similar security agreements given to any Recognized Mortgagee of the interest of Rail Company hereunder, and shall be deemed to include any mortgage or trust indenture under which this Agreement shall have been encumbered, and including any and all renewals, modifications, advances, additions, and extensions of or to a Recognized Mortgage. A “Recognized Mortgagee” is a public or private lending source or institution, federal, state, county or municipal governmental agency or bureau, bank, savings and loan, pension fund, insurance company, real estate investment trust, tax credit syndication entity, or other real estate investment or lending entity, savings bank, whether local, national or international, and/or the holder of any purchase money mortgage given back to a transferor, that is or becomes the holder, mortgagee or beneficiary under any Recognized Mortgage and the successors or assigns of such holder, mortgagee or beneficiary, and shall be deemed to include, without limitation, the trustee under any such trust indenture and the successors or assigns of such trust. A parent, subsidiary, affiliate, division, or entity controlling, controlled by, or under common control with Rail Company shall not be a “Recognized Mortgagee” for the purposes of this Agreement.

14.03       Recognized Mortgagee’s Right to Cure. Rail Company irrevocably directs that the Authority accept, and the Authority agrees to accept, performance and compliance by a Recognized Mortgagee of and with any term, covenant, agreement, provision, condition or limitation on Rail Company’s part to be kept, observed or performed under the Agreement with the same force and effect as though kept, observed or performed by Rail Company. Notwithstanding anything provided to the contrary in the Agreement, the Agreement shall not be terminated because of a Termination Event of Default until and unless: (i) notice of any such Termination Event of Default shall have been delivered to Recognized Mortgagee in accordance with the provisions of this Agreement; and (ii) the Recognized Mortgagee has not cured such default within ninety (90) days following receipt of such notice or, (iii) if such default is curable but cannot be cured within such time period, the Recognized Mortgagee has not notified the Authority within such time period that it intends to cure such default, has not diligently commenced to cure such default, or does not prosecute such cure to completion within one hundred eighty (180) days.

14.04      Rights of a Recognized Mortgagee. The Authority hereby consents to the following rights of a Recognized Mortgagee, and agrees that a Recognized Mortgage may contain provisions for any or all of the following:

a.          An assignment of Rail Company’s share of the net proceeds from available insurance coverage or from any award or other compensation resulting from a total or partial taking of the Premises by condemnation (including a Recognized Mortgagee’s right to disburse such proceeds in accordance with the terms of the Recognized Mortgage);

b.          The entry by Recognized Mortgagee upon the Premises, upon reasonable notice to the Authority and Rail Company as necessary to insure the safety of the Rail Project operations and the safety of the travelling public, to view the state of the Premises;

c.          A default by Rail Company under this Agreement being deemed to constitute a default under the Recognized Mortgage;

d.          An assignment of Rail Company’s right, if any, to terminate, cancel, modify, change, supplement, alter, renew, or amend this Agreement;

e.          The following rights and remedies (among others) to be available to Recognized Mortgagee upon the default under any Recognized Mortgage (although the Authority has no responsibility or obligation, to cause these rights and remedies to occur):

i.                 To the extent permitted by applicable law, the foreclosure of the Recognized Mortgage pursuant to a power of sale, by judicial proceedings or other lawful means and the sale of Rail Company’s interest in the Premises to the purchaser at the foreclosure sale and a subsequent sale or transfer of Rail Company’s interest in the Premises by such purchaser if the purchaser is a Recognized Mortgagee or its nominee or designee; provided however, that the right of a Recognized Mortgagee to sell or transfer Rail Company’s interest in the Premises will be subject to:

A.           the proposed transferee (unless it is the Recognized Mortgagee or its designee or nominee) entering into an agreement with the Authority, in form and substance satisfactory to the Authority in its sole discretion, wherein the transferee acquires the rights and assumes the obligations of Rail Company and agrees to perform and observe all of the obligations and covenants of Rail Company under this Agreement;

B.           the proposed transfer, and subsequent operation of the Rail Project, being permitted by applicable law and being permitted by the applicable rules and regulations of all entities having jurisdiction over the Rail Project, including, but not limited to, the Federal Railroad Administration; and

C.           the Authority’s reasonable determination that the proposed transferee (unless it is the Recognized Mortgagee or its designee or nominee) is capable of performing the obligations and covenants of Rail Company under this Agreement, which determination shall be based upon and take into account the following factors: (1) the financial strength and integrity of the proposed transferee, any guarantors, its direct or indirect beneficial owners, any proposed managers or operating partners and each of their respective affiliates; (2) the experience of the proposed transferee or any operator to be engaged by the proposed transferee in operating rail systems similar to the Rail Project and performing other relevant projects; (3) the background and reputation of the proposed transferee, its direct or indirect beneficial owners, any proposed managers or operating partners, each of their respective officers, directors and employees and each of their respective affiliates (including the absence of criminal, civil or regulatory claims or actions against or initiated by any such person and the quality of any such person’s past or present performance on other projects).

ii.                   The appointment of a receiver, irrespective of whether a Recognized Mortgagee accelerates the maturity of all indebtedness secured by the Recognized Mortgage;

iii.                  The right of a Recognized Mortgagee or the receiver appointed under subparagraph (ii) above to enter and take possession of the Premises, to manage and operate the Rail Project, to collect the income generated by the Rail Project or the operation thereof and to cure any default under the Recognized Mortgage or any default by Rail Company under this Agreement within the time allowed; or

iv.                  An assignment of Rail Company’s right, title and interest under this Agreement and to any deposit of cash, securities or other property which may be held to secure the performance of all obligations of Rail Company to the Recognized Mortgage, including, without limitation, the covenants, conditions and agreements contained in the Recognized Mortgage, in the premiums for or dividends upon any insurance provided for the benefit of any Recognized Mortgagee or required by the terms of the Agreement, as well as in all refunds or rebates of taxes or assessments upon or other charges against the Premises, whether paid or to be paid;

f.           If the ownership of the leasehold and mortgage lien interests of the Premises become vested in the same person or entity, then as long as the Recognized Mortgage shall remain outstanding, at Recognized Mortgagee’s option, such occurrence shall not result in a merger of title. Rather, this Agreement and the Recognized Mortgage lien thereon shall remain in full force and effect; and

g.         The Recognized Mortgage may be assigned by Recognized Mortgagee in accordance with its terms. Promptly after an assignment written notice will be provided to the Authority, and the assignee will provide the Authority with a true and complete copy of such assignment, and such assignee’s contact information.

During any period in which the Recognized Mortgagee itself or by an agent or a receiver or a receiver and manager is the owner, or is in control or possession of, Rail Company’s interest in the Premises, it shall be bound by all liabilities and obligations of Rail Company accruing under this Agreement. Once the Recognized Mortgagee goes out of possession or control of Rail Company’s interest in the Premises or transfers Rail Company’s interest in the Premises to another person in accordance with the provisions of this Agreement, the Recognized Mortgagee shall cease to be responsible for any of Rail Company’s obligations under this Agreement accruing thereafter, and to the extent assumed by any transferee or any other person acceptable to the Authority, for any of Rail Company’s obligations under this Agreement accrued during the period in which the Recognized Mortgagee itself or by an agent or a receiver and manager was the owner, or was in control or possession of, Rail Company’s interest in the Premises, and shall cease to be entitled to any of Rail Company’s rights and benefits contained in this Agreement, except, if the Recognized Mortgage remains outstanding, by way of security.

14.05     New Lease After Termination. If this Agreement is terminated due to a rejection in a bankruptcy, the Recognized Mortgagee may elect to demand a new agreement with respect to the Premises (the “New Agreement”) by written notice to the Authority within thirty (30) days after such termination. The Authority agrees, if there are outstanding obligations of Rail Company to the Recognized Mortgagee, to enter into a new agreement with respect to the Premises with the Recognized Mortgagee (or its designee or nominee; provided that such designee or nominee either is controlled by the Recognized Mortgagee or meets the requirements of Section 14.04(e)(i)(A), (B) and (C)) for the remainder of the Term of this Agreement upon all of the covenants, agreements, terms, provisions and limitations of this Agreement, effective as of the date of such termination. The Authority’s obligation to enter into a New Agreement pursuant to the preceding sentence is subject to the following requirements, conditions, and provisions:

a.           Recognized Mortgagee shall cure all pre-existing monetary defaults, and all pre-existing non-monetary defaults that are capable of being cured, including defaults prior to termination through rejection in bankruptcy.

b.          The New Agreement shall be for the remainder of the Term of the Agreement, effective on the date of termination, and shall contain the same covenants, agreements, conditions, provisions, restrictions and limitations as are then contained in the Agreement.

c.           The New Agreement shall be executed by the parties within thirty (30) days after receipt by the Authority of notice of Recognized Mortgagee’s or such other acquiring person’s election to enter into a New Agreement.

d.          Any New Agreement and the easement created thereby shall, subject to the same conditions contained in the Agreement, continue to maintain the same priority as the Agreement with regard to any Recognized Mortgage or any other lien, charge or encumbrance affecting the Premises. Concurrently with the execution and delivery of the New Agreement, the Authority shall assign to the rail company named therein all of its right, title and interest in and to moneys, if any, then held by or payable to the Authority which Rail Company would have been entitled to receive but for the termination of the Agreement.

e.           If Rail Company refuses to surrender possession of the Premises, the Authority shall, at the request of Recognized Mortgagee or such other acquiring person, institute and pursue diligently to conclusion the appropriate legal remedy or remedies to oust or remove Rail Company and all other occupants who are not authorized to remain in possession hereunder to the extent the Authority has the right to do so under the Agreement and applicable law. Any such action taken by the Authority at the request of Recognized Mortgagee or such other acquiring person shall be at Recognized Mortgagee’s or such other acquiring person’s sole expense which shall be paid in advance on a retainer basis with the retainer to be replenished, in advance, as needed from time to time.

The provisions of this Paragraph 14.05 shall survive the expiration or earlier termination of this Agreement.

14.06     Liens. In order to facilitate a Recognized Mortgage as well as other financing by Rail Company for trade fixtures and equipment, the Authority hereby subordinates any statutory, constitutional, and/or contractual liens against the assets or property of Rail Company. Although such subordination is hereby deemed to be automatic and self-executing, the Authority agrees to execute and deliver to Rail Company within thirty (30) days following request therefor such subordinations and confirmations as Rail Company may request to evidence the foregoing, as well as consents to assignment that may be reasonably requested, provided same shall not: (i) obligate the Authority in any manner not contained in this Agreement, (ii) contain any representations, warranties or indemnifications by the Authority not contained in this Agreement, and (iii) contain any remedy against the Authority not contained in this Agreement. Nothing herein shall obligate the Authority to consent to service of process, or enter into any agreement not governed by Florida law.

ARTICLE 15:
GOVERNMENT INCLUSION

15.01     Government Agreements. This Agreement shall be subordinate to, and shall be automatically modified to comply with, the provisions of any existing or future agreements between the Authority and the United States Government or other governmental authority, relative to the operation or maintenance of the Airport, the execution of which has been or will be required as a condition precedent to the granting of federal or other governmental funds for the development of the Airport, to the extent that the provisions of any such existing or future agreements (a) are generally required by the United States or other governmental authority as a condition to receiving such funds, and (b) do not adversely affect Rail Company’s Rail Transportation Business in any material respect, it being understood and agreed that it is of the utmost importance for Rail Company to be able to operate the Rail Transportation Business in a convenient, safe, efficient and continuous manner in order to deliver uninterrupted service to its passengers.

15.02     Federal Government’s Emergency Clause. All provisions of this Agreement shall be subordinate to the rights of the United States of America to operate the Airport or any part thereof during time of war or national emergency. Such rights shall supersede any provisions of this Agreement inconsistent with the operations of the Airport by the United States of America. This paragraph does not affect Rail Company’s rights under Section 12.03.

15.03     Nondiscrimination.

The Rail Company assures that it will comply with pertinent statutes, Executive Orders and such rules as are promulgated to assure that no person shall, on the grounds of race, creed, color, national origin, sex, age or handicap be excluded from participating in any activity conducted with or benefitting from Federal assistance. This Provision obligates the Rail Company or its transferee for the period during which Federal assistance is extended to the airport program, except where Federal assistance is to provide, or is in the form of personal property or real property or interest therein or structures or improvements thereon. In these cases, the Provision obligates the Rail Company for the longer of the following periods: (a) the period during which the property is used by the Authority or any transferee for a purpose for which Federal assistance is extended, or for another purpose involving the provision of similar services or benefits; or (b) the period during which the Authority or any transferee retains ownership or possession of the property. In the case of contractors, this Provision binds the contractors from the bid solicitation period through the completion of the contract.

15.04    Security. Rail Company, its officers, employees, agents, and those under its control, shall comply with all security measures required of Rail Company by the Authority, TSA, FAA or contained in any Airport master security plan approved by the TSA or FAA. If Rail Company, its officers, employees, agents, or those under its control shall fail or refuse to comply with said measures and such non-compliance results in a monetary penalty being assessed against the Authority, then, in addition to any other remedies available to the Authority, Rail Company shall be responsible for, and shall reimburse the Authority in the full amount of, any such monetary penalty or other damages. The Authority shall not enact security measures that adversely affect Rail Company’s Rail Transportation Business in any material respect, it being understood and agreed that it is of the utmost importance for Rail Company to be able to operate the Rail Transportation Business in a convenient, safe, efficient and continuous manner in order to deliver uninterrupted service to its passengers.

ARTICLE 16:
GENERAL PROVISIONS

16.01     Nonwaiver. No waiver of default by either party of any of the terms, covenants, or conditions of this Agreement to be performed, kept, and observed by the other party shall be construed to be or act as a waiver of any subsequent default of any of the terms, covenants, and conditions to be performed, kept, and observed by the other party and shall not be deemed a waiver of any right on the part of the other party to cancel this Agreement as provided herein.

16.02     Rights Non-Exclusive. Notwithstanding anything herein contained that may be or appear to the contrary, the rights, privileges, and licenses granted under this Agreement, are “non-exclusive” and the Authority reserves the right to grant similar privileges to others, provided, however, the Authority shall not grant any other party rights to use or occupy the Premises.

16.03     Quiet Enjoyment. The Authority agrees that Rail Company shall peaceably have and quietly enjoy its Premises and all rights, privileges, and licenses of the Airport, its appurtenances and facilities granted herein, subject to the terms and conditions herein contained.

16.04     Performance. The parties expressly agree that time is of the essence in this Agreement. Failure by a party to complete performance within the time specified, or within a reasonable time if no time is specified herein, shall relieve the other party, without liability, of any obligation to accept such performance (subject to Force Majeure Events).

16.05     Waiver of Jury Trial. RAIL COMPANY AND THE AUTHORITY HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATED TO, ARISING OUT OF OR IN CONNECTION WITH THE TERMS, CONDITIONS, AND COVENANTS OF THIS AGREEMENT. Initials             Initials               Initials

16.06     No Individual Liability. No member, officer, agent, director, or employee of the Authority or Rail Company shall be charged personally or held contractually liable by or to the other party under the terms or provisions of this Agreement or because of any breach thereof or because of its or their execution or attempted execution.

16.07     Relationship of Parties. Nothing contained herein shall be deemed or construed by the parties hereto, or by any third party, as creating the relationship of principal and agent, partners, joint venturers, or any other similar such relationship between the parties hereto. It is understood and agreed that neither the method of computation of rentals, fees, and charges, nor any other provisions contained herein, nor any acts of the parties hereto, creates a relationship other than the relationship of landlord and tenant.

16.08     Capacity to Execute. The individuals executing this Agreement have full authority to execute this Agreement on behalf of the entity for whom they are acting herein.

16.09     No Construction Against the Drafter. The parties hereto acknowledge that they have thoroughly read this Agreement, including any exhibits or attachments hereto and have sought and received whatever competent advice and counsel was necessary for them to form a full and complete understanding of all rights and obligations herein. The parties further acknowledge that this Agreement is the result of extensive negotiations between the parties and shall not be construed more strictly against the Authority or Rail Company by reason of the preparation of this Agreement by one of the parties.

16.10     Incorporation of Exhibits. All exhibits and attachments referred to in this Agreement are intended to be and are hereby specifically made a part of this Agreement.

16.11     Titles. Paragraph titles are inserted only as a matter of convenience and for reference, and in no way define, limit, or describe the scope or extent of any provision of this Agreement.

16.12     Severability In the event that any covenant, condition, or provision of this Agreement is held to be invalid by any court of competent jurisdiction, the invalidity of such covenant, condition, or provision shall not materially prejudice either the Authority or Rail Company in their respective rights and obligations contained in the valid covenants, conditions, or provisions of this Agreement.

16.13     Other Agreements; Amendments. Nothing contained in this Agreement shall be deemed or construed to nullify, restrict, or modify in any manner the provisions of any other lease or contract between the Authority and Rail Company authorizing the use of the Airport, its facilities, and appurtenances. This Agreement together with the Rail Line Easement Agreement and Vehicle Maintenance Facility Ground Lease Agreement constitute the entire agreement between the parties hereto with respect to the leasing of the Premises and it is understood and agreed that all undertakings, negotiations, representations, promises, inducements and agreements heretofore had between the parties with respect to the leasing of the Premises are merged herein. This Agreement may not be modified or amended verbally. Any modification or amendment shall be binding on the parties hereto only if such modification or amendment is in writing and signed by both the Authority and Rail Company and joined by the City. No waiver of any of the provisions in this Agreement shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced.

16.14     Approvals. Unless otherwise stated, whenever this Agreement calls for approval by the Authority, such approval shall be evidenced by the written approval of the Executive Director.

16.15     Notice. Any notices which may be permitted or required hereunder shall be in writing and shall be deemed to have been duly given as of (i) the date and time the same are personally delivered at the address set forth below, (ii) on the same day if sent between 8:00 A.M. and 5:00 P.M. on Monday through Friday via facsimile transmission to the respective facsimile numbers set forth below, with receipt acknowledged upon transmission as evidenced by a contemporaneous writing, or (iii) within three (3) days after depositing with the United States Postal Service, postage prepaid by registered or certified mail, return receipt requested, (iv) within one (1) business day after depositing with Federal Express or other overnight delivery service from which a receipt or written confirmation may be obtained, and addressed as follows:

1.       If intended for the Authority, notices shall be delivered to:

Executive Director
Greater Orlando Aviation Authority
Orlando International Airport
One Jeff Fuqua Boulevard
Orlando, FL 32827-4399
Telephone:          (407) _______
Telecopy:            (407) _______

With a copy to:

Marchena and Graham, P.A.
976 Lake Baldwin Lane, Suite 101
Orlando, FL 32814
Attn: Marcos R. Marchena, Esq.
Telephone:          (407) 658-8566
Telecopy:            (407) 281-8564

City of Orlando, Florida
400 South Orange Avenue
Orlando, FL 32801
Attn: Chief Administrative Officer
Telephone: (407) 246-2221
Telecopy: (407) 246-2842

City of Orlando, Florida
400 South Orange Avenue, Third Floor
Orlando, FL 32801
Attn: City Attorney’s Office
Telephone: (407) 246-2295
Telecopy: (407) ________

or to such other address as may be designated by the Authority by written notice to Rail Company.

2.       Notices to Rail Company shall be delivered to:

All Aboard Florida – Operations LLC
2855 LeJeune Road, 4th Floor
Coral Gables, FL 33134
Attention: P. Michael Reininger
Telephone: (305) 520-2300
Telecopy: (305) ________

With a copy to:

All Aboard Florida – Operations LLC
2855 LeJeune Road, 4th Floor
Coral Gables, FL 33134
Attention: Kolleen O. P. Cobb
Telephone: (305) 520-2300
Telecopy: (305) ________

Akerman LLP
350 East Las Olas Boulevard, Suite 1600
Fort Lauderdale, FL 33301
Attention: Eric D. Rapkin
Telephone: (954) 759-8962
Telecopy: (954) 847-5350

or to such other address as may be designated by Rail Company by written notice to the Authority.

16.16         Agent For Service. It is expressly understood and agreed that if Rail Company is not a resident of the State of Florida, or is an association or partnership without a member or partner resident of said state, Rail Company shall appoint an agent for the purpose of service of process in any court action between it and the Authority arising out of or based upon this Agreement. Rail Company shall, upon request, notify the Authority, in writing, of the name and address of said agent. Such service shall be made as provided by the laws of the State of Florida for service upon a non-resident engaging in business in the State.

16.17         Governing Law and Legal Forum. This Agreement is to be read and construed in accordance with the laws of the State of Florida. Exclusive venue for all dispute resolution, including litigation, concerning or arising out of this Agreement shall be in Orange County, Florida. The parties submit to the personal jurisdiction of the state and federal courts in and for Orange County, Florida.

16.18        Force Majeure. Neither the Authority nor Rail Company shall be deemed to be in default hereunder if either party is prevented from performing any of its obligations hereunder, other than the payment of rentals, fees, and charges hereunder, by reason of fire or other casualty, act of nature, earthquake, flood, hurricane, lightning, tornado, epidemic, landslide, war, terrorism, riot, civil commotion, general area-wide unavailability of materials, strike, labor dispute, governmental laws or regulations, delays caused by the other party to this Agreement, or other occurrence beyond Rail Company’s or the Authority’s reasonable control, prevent performance of this Agreement in accordance with its provisions (each, a “Force Majeure Event”), provided that such Force Majeure Event does not arise by reason of the negligence or misconduct of the performing party.

16.19        Radon Gas. As required by Florida law, the Authority hereby includes the following notification:

Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

16.20        Public Entity Crimes Act.

Section 287.133(2)(a), Florida Statutes, provides that:

An entity under the control of any natural person who is active in the management of the entity and who has been convicted of a public entity crime. The term “affiliate” includes those officers, directors, executives, partners, shareholders, employees, members, and agents who are active in the management of an affiliate. The ownership by one person of shares constituting a controlling interest in another person, or a pooling of equipment or income among persons when not for fair market value under an arm’s length agreement, shall be a prima facie case that one person controls another person. A person who knowingly enters into a joint venture with a person who has been convicted of a public entity crime in Florida during the preceding 36 months shall be considered an affiliate.

16.21        Third-Party Beneficiary. The parties hereto agree that the City is a third party beneficiary to this Agreement with full rights of enforcement herein. Otherwise, except for the City, there are no third-party beneficiaries to this Agreement.

16.22         City as Authority’s Successor. The Authority presently operates the Airport under an Operation and Use Agreement with the City dated September 27, 1976, as amended (such Operation and Use Agreement, as amended, is herein the “Operation and Use Agreement”), which provides that on its termination for any reason, responsibility for operating the Airport would revert to the City. Authority, Rail Company, and by its execution of the joinder attached hereto, the City, agree that on the termination for any reason of the Operation and Use Agreement between the City and Authority: (i) the City shall be deemed to be the lessor hereunder and shall be bound by all provisions of this Lease, and (ii) all references contained herein to “Authority” shall be deemed to refer to the City. Notwithstanding the foregoing, however, Rail Company hereby acknowledges and agrees to the following: if the Operation and Use Agreement, as amended, between the City and the Authority expires or is terminated prior to the expiration or earlier termination of this Lease, and the City succeeds to the interests of the Authority under this Lease, then all of the City’s obligations under this Lease shall be payable solely from the revenues generated for the City at the Orlando Executive Airport and the Orlando International Airport, and the City shall have no obligation to use any of its other revenues in the performance of such obligations.

16.23         Recording. This Agreement shall not be recorded. Simultaneously herewith, the parties will execute a Memorandum of Lease in the form attached hereto as Exhibit “I”, which will be recorded by the Authority in the Public Records of Orange County, Florida.

16.24         Estoppel Certificates. Each of the parties shall, from time to time, upon thirty (30) days’ written request, provide to the requesting party or any other person identified by the requesting party with an estoppel certificate stating whether the other party is in default hereunder, whether this Agreement is in full force and effect, whether this Agreement has been modified, and containing such other certifications as may be reasonably requested.

16.25         Reasonableness. Unless this Agreement specifically provides for the granting of consent or approval at a party’s sole discretion, then consents and approvals which may be given or requested by a party under this Agreement shall not (whether or not so indicated elsewhere in this Agreement) be unreasonably withheld or conditioned by such party and shall be given or denied within the time period provided, and if no such time period has been provided, within a reasonable time. Upon disapproval of any request for a consent or approval, the disapproving party shall, together with notice of such disapproval, submit to the requesting party a written statement setting forth with specificity its reasons for such disapproval.

16.26         Representations.

Rail Company warrants, represents and covenants that:

a.               Rail Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to conduct business in the State of Florida.

b.              Rail Company has full power and authority to enter into this Agreement and to comply with the provisions of this Agreement.

c.               This Agreement has been duly authorized, executed and delivered by Rail Company and constitutes a valid and legally binding obligation of Rail Company, enforceable against Rail Company in accordance with the terms hereof.

d.               No consent is required to be obtained by Rail Company from, and no notice or filing is required to be given by Rail Company to or made by Rail Company with, any person (including any governmental authority) in connection with the execution, delivery and performance by Rail Company of this Agreement. The foregoing does not apply to the necessary licenses, permits, and other approvals to be applied for by Rail Company in connection with the Rail Project.

e.               Rail Company currently is not the subject of bankruptcy, insolvency, or reorganization proceedings and is not in material default of, or otherwise subject to, any agreement or any law, administrative regulation, judgment, decree, note, resolution, charter or ordinance which would currently restrain or enjoin it from entering into, or complying with, this Agreement, in any material respect.

f.                There is no material action, suit, proceeding, inquiry or investigation, at law or in equity, before any court or public body, pending or, to the best of Rail Company’s knowledge, threatened, which seeks to restrain or enjoin Rail Company from entering into or complying with this Agreement.

g.              The execution, delivery, and performance of this Agreement will not conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions, or provisions of any indenture, bank loan, credit agreement, or other agreement or contract of any kind or nature to which Rail Company is a party or by which Rail Company may be bound.

16.27         The Authority warrants, represents and covenants that:

a.              The Authority has the power and authority to enter into this Agreement and to do all acts and things and execute and deliver all other documents as are required hereunder to be done, observed or performed by it in accordance with the terms hereof. The Authority has approved the execution and delivery of this Agreement and authorized the performance of its obligations hereunder.

b.               This Agreement has been duly authorized, executed and delivered by the Authority and constitutes a valid and legally binding obligation of the Authority, enforceable against the Authority in accordance with the terms hereof.

c.               No consent is required to be obtained by the Authority from, and no notice or filing is required to be given by the Authority to or made by the Authority with, any person (including any governmental authority) in connection with the execution, delivery and performance by the Authority of this Agreement which has not been obtained.

d.               Pursuant to the Operation and Use Agreement, the Authority has been in control and control and maintained the Premises in compliance, in all material respects, with all applicable laws and the Authority is not in breach of any applicable law that would have a material adverse effect on the Premises or this Agreement.

e.               There is no action, suit or proceeding, at law or in equity, or before or by any governmental authority, pending nor, to the best of the Authority’s knowledge, threatened against the Authority which would (i) have a material adverse effect on the Premises or (ii) materially affect the validity or enforceability of this Agreement.

f.                There are no pending or threatened claims known to the Authority arising out of hazardous substances or otherwise arising under Environmental Laws that could have a material adverse effect on the Premises or this Agreement.

g.               To the best of the Authority’s knowledge, there have not been any environmental enforcement actions in the past and none are threatened or pending that could have a material adverse effect on the Premises or this Agreement.

h.               The Authority currently is not the subject of bankruptcy, insolvency, or reorganization proceedings and is not in material default of, or otherwise subject to, any agreement or any law, administrative regulation, judgment, decree, note, resolution, charter or ordinance which would currently restrain or enjoin it from entering into, or complying with, this Agreement, in any material respect.

i.               The execution, delivery, and performance of this Agreement will not conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions, or provisions of any indenture, bank loan, credit agreement, or other agreement or contract of any kind or nature to which the Authority is a party or by which the Authority may be bound.

ARTICLE 17:
SPECIAL PROVISION REGARDING PLATFORM

The parties anticipate Rail Company requiring use of the Premises at the Rail Station Building beyond the 50 year Term of this Agreement in order for use of the Premises to continue during the remaining term of the Rail Line Easement. If this Agreement is terminated as a result of a default by the Authority or if Rail Company and the Authority have not entered into an amendment to this Agreement or a new lease regarding the Premises prior to the expiration of the 46th Agreement Period, then no later than the expiration of the 47th Agreement Period, Rail Company and the Authority shall enter into good faith negotiations for a new agreement for the Premises. Such good faith negotiations shall continue for a period of 12 months which shall include, if necessary to achieve an agreement, 5 meetings to attempt to negotiate the terms of a new agreement. In the event the parties are unable to agree upon terms acceptable to both parties for a new agreement for the Premises, the Authority shall make the Platform spaces for boarding and exiting passengers available for use by the Rail Company upon financial terms equal to those being charged by the Authority to airlines for hold room and gate space in effect at the expiration of this Agreement. Said rates may be modified by the Authority annually consistent with any modifications to the rates then being charged to airlines. In the event the method for charging airlines for the use of hold room and gate space has been modified by the time the Authority implements the rates to be charged to Rail Company for the use of Platform space, then the Authority may utilize a formula reasonably consistent with the formula utilized for charges to airlines to establish the rates to be paid by Rail Company. The legal terms utilized for the use by Rail Company of Platform space shall also be consistent with the terms applicable to airlines at the expiration of this Agreement except to the extent the application of such terms are prohibited by federal or state law or regulations, in which event the legal terms applicable to the use of Platform space by Rail Company shall be consistent with the terms utilized by the Authority applicable to concessionaires. Notwithstanding anything to the contrary otherwise contained in this Lease, the term of this Lease shall not be for a term greater than fifty (50) years.

[SPACE LEFT INTENTIONALLY BLANK]

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed the day and year first above written:

GREATER ORLANDO AVIATION AUTHORITY
ATTEST:
	By:	/s/ Phillip N. Brown
/s/ Dayci Burnett-Snyder		Phillip N. Brown, A.A.E.,
Dayci Burnett-Snyder, Assistant Secretary		Executive Director

	Date:	1/22/2014

TWO WITNESSES:	APPROVED AS TO FORM AND LEGALITY On the 10 day of Jan, 2014 for the use and reliance of the Greater Orlando Aviation Authority, only.

(1)
Printed Name:

Marchena and Graham, P.A., Counsel.
(2)
Printed Name:	By:	/s/ Marchena and Graham, P.A.
Marchena and Graham, P.A.

STATE OF FLORIDA
COUNTY OF ORANGE

Before me, the undersigned authority, duly authorized under the laws of the State of Florida to take acknowledgments, this day personally appeared Phillip N. Brown and ___________, respectively Chairman and ______ of the Greater Orlando Aviation Authority, personally known to me to be the individuals and officers described in and who executed the foregoing instrument on behalf of said Greater Orlando Aviation Authority, and severally acknowledged the execution thereof to be their free act and deed as such officers and that they were duly authorized so to do.

In witness whereof, I have hereunto set my hand and official seal at Orlando, in the County of Orange, State of Florida, this 22nd day of January, 2014.

/s/ Gina M. Conte
Notary Public
My commission expires:

Notary Public State of Florida (407) 398-0153	GINA M. CONTE MY COMMISSION # EE 160283 EXPIRES January 17, 2016 FloridaNotaryService.com

ALL ABOARD FLORIDA – OPERATIONS LLC, a Delaware limited liability company

By:	/s/ Kolleen O.P. Cobb

Print Name:	Kolleen O.P. Cobb

Title:	Vice President

Date:	10.30.13
TWO WITNESSES:
(1) /s/ Maria Bello
Printed Name:	Maria Bello

(2) [ILLEGIBLE]
Printed Name:	[ILLEGIBLE]

STATE OF FLORIDA
COUNTY OF MIAMI-DADE

The foregoing instrument was acknowledged before me this 30th day of October, 2013 by Kolleen Cobb the vice president, of  All Aboard Florida – Operations LLC, a Delaware limited liability company, on behalf of the limited liability company. He/She ___ is personally known to me or ____has produced ____________ as identification.

/s/ Maria Bello
Print Name:	Maria Bello
Notary Public, State of	Florida
Commission No., if any:
My commission expires:	February 11, 2014

Notary Public State of Florida	MARIA BELLO Notary Public - State of Florida My Comm Expires Feb 11, 2014 Commission # DD 960558

JOINDER

The City of Orlando hereby joins in the Orlando International Airport Premises Lease and Use Agreement dated __________,  20 ____ between the, Greater Orlando Aviation Authority and All Aboard Florida - Operations LLC. solely to acknowledge the City’s consent to the term of the Lease of more than ten (10) years, under the terms and conditions of Section 16.22 of this Lease.

Dated:__________, 20__.

ATTEST:	CITY OF ORLANDO

Alana C. Brenner	By:	/s/ Samuel B. Ings
	Name:	Samuel B. Ings
	Title:	Mayor Pro Tem

[Official Seal]

APPROVED AS TO FORM AND LEGALITY for the use and reliance of the City of Orlando only

[ILLEGIBLE]
Assistant City Attorney

STATE OF FLORIDA
COUNTY OF ORANGE

Before me, the undersigned authority, duly authorized under the laws of State of Florida to take acknowledgments, this day personally appeared Samuel Ings and Alana C. Brenner, respectively Mayor Pro Tem and City Clerk of the City of Orlando, who are personally known to me to be the individuals and officers described in and who executed the foregoing instrument on behalf of said Greater Orlando Aviation Authority, and severally acknowledged the execution thereof to be their free act and deed as such officers and that they were duly authorized so to do.

In witness whereof, I have hereunto set my hand and official seal at Orlando, in the County of Orange, State of Florida this 3 day of December, 2013.

/s/ Carolyn A. Skuta
Notary Public
My commission expires:

Notary Public State of Florida	CAROLYN A. SKUTA Notary Public-State of Florida My Comm. Expires Apr 4, 2017 Commission # EE 358548 Bonded Through National Notary Assn.